As filed with the Securities and Exchange Commission on May 21, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANKUNITED FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	6035	65-0377773
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

255 Alhambra Circle

Coral Gables, Florida 33134

(305) 569-2000

(Address, including Zip Code, and telephone number

including area code, of registrant’s principal executive offices)

Alfred R. Camner

Chairman of the Board

BankUnited Financial Corporation

255 Alhambra Circle

Coral Gables, Florida 33134

(305) 569-2000

(Name, address, including Zip Code, and telephone number,

including area code, of agent for service)

Copies to:

Bridget Wong, Esq. Lorne S. Cantor, Esq. Camner, Lipsitz and Poller, P.A. 550 Biltmore Way, Suite 700 Coral Gables, Florida 33134 Telephone: (305) 442-4994

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act other than securities offered only in connection with dividend or interest reinvest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of shares to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee

3.125% Convertible Senior Notes due 2034	$120,000,000(2)	100%	$120,000,000(2)	$15,204.00

Class A Common Stock, $.01 par value, per share	3,153,252 shares(3)	(3)	(3)	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents the aggregate principal amount of the registrant’s 3.125% Convertible Senior Notes due 2034 issued by the registrant prior to the date of this registration statement.

(3)	Represents the number of shares of Class A Common Stock that are initially issuable upon conversion of the 3.125% Convertible Senior Notes due 2034, calculated based upon a conversion rate of 26.2771 shares per $1,000 aggregate principal amount of the notes. Pursuant to Rule 416 under the Securities Act, such number of shares of Class A Common Stock also includes such indeterminate number of shares of Class A Common Stock as may be issued from time to time as a result of the anti-dilution provisions thereof.

(4)	Under Rule 457(i) under the Securities Act, no separate registration fee is required for the shares of Class A Common Stock currently issuable upon conversion of the 3.125% Convertible Senior Notes due 2034 because no additional consideration will be received upon such conversion.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 21, 2004

PROSPECTUS

$120,000,000

BANKUNITED FINANCIAL CORPORATION

3.125% Convertible Senior Notes due 2034, and

the Class A Common Stock Issuable Upon Conversion of the Notes

We issued $100 million principal amount of the notes in a private offering on February 27, 2004 and an additional $20 million principal amount of the notes pursuant to the exercise by the initial purchasers of their over-allotment option on March 4, 2004. Selling securityholders will use this prospectus to resell their notes and the shares of our Class A Common Stock issuable upon conversion of their notes. We will not receive any proceeds from the resale of the notes or any of those shares of our Class A Common Stock.

The notes bear interest at the annual rate of 3.125% of the principal amount. Interest on the notes will be payable on March 1 and September 1 of each year, beginning on September 1, 2004. Beginning on March 1, 2011, we will pay additional contingent interest on the notes if the average trading price of the notes is above a specified level, as described in this prospectus.

The notes are convertible by holders into shares of our Class A Common Stock at an initial conversion rate of 26.2771 shares of Class A Common Stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $38.06 per share of Class A Common Stock (subject to adjustment in certain events), only under the following circumstances: (1) during any fiscal quarter after the first fiscal quarter ending March 31, 2004 if the closing sale price of our Class A Common Stock exceeds 125% of the then current conversion price for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter, (2) during prescribed periods, upon the occurrence of specified corporate transactions described in this prospectus, or (3) if we have called the notes for redemption. Upon conversion of the notes we may, in our discretion, in lieu of delivering shares of Class A Common Stock, deliver cash or a combination of cash and shares of Class A Common Stock.

The notes will mature on March 1, 2034. We may redeem for cash some or all of the notes at any time on or after March 1, 2011 at 100% of the principal amount of the notes plus any accrued and unpaid interest, contingent interest and additional amounts, if any.

Holders may require us to purchase all or part of their notes for cash at a purchase price of 100% of the principal amount of the notes plus accrued and unpaid interest including contingent interest and additional amounts, if any, on March 1, 2011, March 1, 2014, March 1, 2019, March 1, 2024 and March 1, 2029 or upon the occurrence of a fundamental change as described in this prospectus.

The notes will be our senior unsecured obligations, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness. The notes will be effectively subordinated to all of our senior secured indebtedness and all indebtedness and liabilities of our subsidiaries.

For a more detailed description of the notes, see “Description of Notes” beginning on page 38.

We and each holder of notes agree, pursuant to the indenture, to treat the notes as debt instruments subject to the U.S. federal income tax contingent payment debt regulations. You should read “Material U.S. Federal Income Tax Considerations.”

We have not and do not intend to apply for listing of the notes on any securities exchange or for quotation through any automated quotation system. The notes are currently trading in the Private Offerings, Resale and Trading Through Automated Linkages (PORTAL) market of the National Association of Securities Dealers, Inc. Notes sold by means of this prospectus will not be eligible for trading in the PORTAL market. Our Class A Common Stock is listed on the Nasdaq National Market under the symbol “BKUNA.” The last reported sale price of our Class A Common Stock on the Nasdaq National Market on May 20, 2004 was $25.51 per share.

Investing in the notes and the Class A Common Stock issuable upon conversion of the notes involves significant risks. See “ Risk Factors” beginning on page 10.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is             , 2004

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. You should assume that the information in this prospectus and the documents incorporated by reference is accurate as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. This prospectus does not constitute an offer of, or an invitation to purchase, any of the notes or shares of Class A Common Stock issuable upon conversion of the notes in any jurisdiction in which such offer or invitation would be unlawful.

We are not, and the selling securityholders are not, making any representation to any purchaser of the notes regarding the legality of an investment in the notes by the purchaser under any applicable laws or regulations. You should consult your own attorney, accountant, business adviser and tax adviser for legal, tax, business and financial advice regarding an investment in the notes.

The selling securityholders reserve the right to withdraw the offering of the notes and our Class A Common Stock at any time. The selling securityholders also reserve the right to reject any offer to purchase some or all of the notes or Class A Common Stock for any reason and to allot to any prospective investor less than the full amount of notes sought by an investor.

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the notes. This summary is qualified by the more detailed information and financial statements and notes appearing elsewhere in, or incorporated by reference into, this prospectus. You should carefully read this entire prospectus, including the documents incorporated by reference herein, before making an investment decision. “We,” “us,” and “our” in this prospectus refer to BankUnited Financial Corporation and its subsidiaries on a consolidated basis.

Company Overview

We are the holding company for BankUnited, FSB (the “Bank”), the largest banking institution headquartered in Florida as measured by assets. Our primary business consists of the Bank’s operations. We offer a full array of banking products to consumers, small businesses and middle market companies, primarily located in south Florida. The Bank was founded in 1984 and has developed a network of 47 full-service banking offices in Miami-Dade, Broward, Palm Beach and Collier counties in south Florida. In addition, we operate four mortgage production offices, an internet banking website and a call center.

In 1999, we moved away from a traditional savings and loan model and adopted a community banking strategy focused on expanding our core deposit base and generating fee-based revenue and on originating consumer, commercial and residential loans. Since 1999, we have assembled a management team with extensive retail, commercial and mortgage banking expertise and experience in our target marketplace. Our changes have resulted in the following improvements:

	March 31, 2004	September 30, 2000
Total Assets	$7.7 billion	$4.6 billion
Deposits	3.4 billion	2.6 billion
Core Deposits(1)	1.6 billion	604 million
Loan Production for the Last 12 Months	3.1 billion	1.1 billion
Commercial Loan Balances	678 million	383 million
Consumer Loan Balances(2)	807 million	96 million
Mortgage Loans Serviced by Others	146 million	1.7 billion
Non-Interest Income for the Last 12 Months	26.8 million	6.1 million
Net Income for the Last 12 Months	44.3 million	15.8 million
Market Capitalization	889 million	134 million

(1)	Consists of non-interest bearing checking accounts, interest-bearing checking accounts, savings accounts and money market accounts.
(2)	Includes specialty residential mortgage loans originated by our branch network. We had $657.9 million of these loans at March 31, 2004 and $29.7 million at September 30, 2000.

We focus on the south Florida market, which we believe is one of the most attractive markets in the country. Our four county market consists of Miami-Dade, Palm Beach, Broward and Collier counties and had total deposits as of June 30, 2003 of $118.1 billion or 44% of the state’s deposits. In addition, Florida is the fourth most populous state with over 17 million people, of which approximately 33% reside in the Bank’s market. Since 1990, our market’s population has grown 31%, as compared to 17% in the United States market. Our market is also experiencing population and deposit growth due to large numbers of non-resident aliens, mostly from Latin America, who, in times of economic and political instability in their home countries, tend to transfer more funds to the United States and to purchase more assets in this country.

The Florida banking market has undergone substantial consolidation over the past 15 years with large super-regional banks acquiring many community banks. Currently the top 5 deposit holders in Florida are out-of-state institutions with over 50% of the state’s total deposits. We target retail and business customers in our south Florida market who are looking for a primary banking relationship with an institution equipped with local market expertise and staffed by people who are empowered to act quickly and decisively. We offer a banking alternative to the area’s residents and businesses that we believe are not being adequately serviced by the large, super- regional banks. We are focused on providing high value to customers by delivering products and services matched directly to their needs.

As of March 31, 2004, we had total assets of $7.7 billion, loans of $4.7 billion, deposits of $3.4 billion and stockholders’ equity of $478 million. In fiscal 2003, we had net income of $39.1 million, an increase from $30.3 million in fiscal 2002. Since September 30, 2000 our loans have grown approximately 29%, our deposits have grown approximately 31% and our branch network has grown approximately 39%.

Our strategy is to maintain and enhance our competitive position in south Florida in terms of market share, customer service, capitalization and profitability. We intend to do so by providing high quality financial products and services to our client base through our specialized and efficient distribution channels while exploring new businesses, markets and service channels with potentially higher margins.

To achieve this objective, we have implemented a series of initiatives, the principal features of which are as follows:

•	Implementing our “micro-market” initiative. In April 2003, we announced our division of the south Florida region into eleven discrete markets which we refer to as micro-markets. We intend to focus on the specific needs of each market as its local banking institution by emphasizing heightened community involvement, high-touch interaction with customers and localized decision-making. Our micro-market initiative maximizes our community bank orientation by catering specifically to the unique needs of each community and its customers while still leveraging the products and services of a large bank platform. Each of our micro-market managers are set goals tailored to the demographics and opportunities in his or her micro-market.

•	Enhancing our commercial banking relationships and services. Our commercial loan portfolio has grown to $678 million at March 31, 2004 from $383 million at September 30, 2000. We have achieved this growth by forming relationships with primarily local builders, real estate developers and businesses and by increasing offerings of credit, deposit and ancillary products. We have hired lenders with existing relationships and long-standing contacts with our targeted commercial customers. We intend to hire additional personnel and continue to develop additional products and services.

•	Expanding our current array of products and services. We currently have the systems, salespeople and incentive programs to profitably offer a broad array of products and services to our customers. Our distribution system includes 46 full service banking offices and four mortgage production offices. In addition, we offer other means of doing business with our customers through automated teller machines, PC banking, tele-banking and internet banking. We intend to allocate resources to the creation of additional products and distribution channels to meet customer demand and enhance our market share. By December 2004, we intend to open four or more branch offices.

•

Strengthening our business relationships with our international customers.    South Florida’s location and the constant influx of international visitors and non-resident aliens create opportunities for a banking institution to attract new customers. At March 31, 2004, we had $1.1 billion in loans to non-resident aliens compared to $446 million at September 30, 2000. We have developed products specifically targeted to non-resident aliens that allow them to finance properties in the United States. These products tend to be profitable loans with low loan-to-value ratios and negligible historical losses.

Our strategy will continue to focus on expanding relationships with these customers by developing and offering new and additional products and services.

•	Developing our private banking and investment services. In order to build upon our fee-based business and expand our products and services, we are focusing on our private banking and investment services. These products will allow us to attract new customers and to better cross-sell our existing customer base. To achieve this goal, in 2003 we hired a senior executive with over 20 years of experience from a super-regional bank to spearhead the effort to build this business.

Our executive offices are located at 255 Alhambra Circle, Coral Gables, Florida 33134, and our telephone number is (305) 569-2000 and our website is www.buexpress.com. Information on our website is not a part of this prospectus and is not incorporated herein by reference.

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It does not contain information that will be important to a holder of the notes. For a more complete understanding of the notes, please refer to the section of the document entitled, “Description of Notes.” For purposes of “The Offering”, when we refer to “BankUnited”, “we”, “our” or “us,” we refer to BankUnited Financial Corporation, a Florida corporation, and not to its subsidiaries.

Issuer	BankUnited Financial Corporation, a Florida corporation.

Securities Offered	$120,000,000 aggregate principal amount of 3.125% convertible senior notes due 2034 and shares of Class A Common Stock issuable upon conversion of the notes.

Maturity Date	March 1, 2034, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders.

Ranking

The notes are our senior unsecured obligations and rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness and senior to any of our subordinated indebtedness. The notes are subordinated to our secured indebtedness to the extent of the collateral securing such indebtedness. The notes are not guaranteed by any of our subsidiaries and, accordingly, the notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. As of March 31, 2004, BankUnited Financial Corporation, the holding company, had total indebtedness of approximately $286 million. As of March 31, 2004, our subsidiaries had approximately $3.4 billion in outstanding indebtedness (which included approximately $3.4 billion of total secured indebtedness).

Interest

3.125% per annum interest rate on the principal amount, payable semiannually, in arrears, on each March 1 and September 1 beginning September 1, 2004 to the holders of record at the close of business on the preceding February 15 and August 15, respectively.

Contingent Interest

We will pay contingent interest to the holders of notes during any six-month period from March 1 to August 31, and from September 1 to February 28, commencing with the six-month period beginning on March 1, 2011, if the average market price of a note for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of such notes. The amount of contingent interest payable per note in respect of any six-month period will be equal 0.375% per annum of the average market price of a note for the applicable five trading day reference period ending on and including the third trading day immediately preceding the first day of such six-month interest period.

Conversion Rights	Holders may convert their notes into shares of our Class A Common Stock prior to the stated maturity under the following circumstances:

•	during any fiscal quarter after the fiscal quarter ending March 31, 2004 if the closing sale price of our Class A Common Stock exceeds 125% of the then current conversion price for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter;

•	upon the occurrence of specified corporate transactions; or

•	if we have called the notes for redemption.

The notes are convertible into shares of our Class A Common Stock at an initial conversion rate of 26.2771 shares per $1,000 principal amount of notes (which represents a conversion price of approximately $38.06 per share) under the conditions and subject to such adjustments as are described under “Description of Notes— Conversion Rights” and “—Conversion Rate Adjustments.”

Upon conversion, we will have the right to deliver, in lieu of shares of our Class A Common Stock, cash or a combination of cash and Class A Common Stock. If we elect to pay cash in lieu of shares, the payment will be based on the average closing sale price of our Class A Common Stock over a 20 consecutive trading day measurement period beginning on the third trading day following the conversion date. See “Description of Notes—Conversion Procedures.”

On the first date the notes become convertible under the above circumstances, we will notify holders in writing of our method for settling the principal portion of the notes upon conversion (“principal conversion settlement election”). This notification once provided to a holder on the first date the notes become convertible, regardless of a holder’s decision to convert, is irrevocable and legally binding with regard to any conversion of the notes. As such, the conversion settlement election made with respect to the principal amount on that date remains effective if the notes cease to be convertible for any period but subsequently become convertible again.

Until the notes are surrendered for conversion, we will not be required to notify holders of our method for settling the excess amount of our conversion obligation relating to the amount of the conversion value above the principal amount, if any.

Except as described in “Description of Notes—Conversion Procedures,” upon conversion, holders will not receive any cash payments representing accrued and unpaid interest including contingent interest and additional amounts, if any.

Optional Redemption	Beginning on March 1, 2011, we may redeem the notes at any time as a whole, or from time to time in part, at a redemption price in cash equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including contingent interest and additional amounts, if any) to, but not including, the redemption date. For more information about redemption of the notes at our option, see “Description of Notes—Optional Redemption by Us.”

Repurchase of Notes at the Option of Holders

Each holder of the notes may require us to repurchase all or a portion of that holder’s notes on March 1 of 2011, 2014, 2019, 2024 and 2029, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest (including contingent interest and additional amounts, if any) to, but not including, the date of repurchase. We will pay the repurchase price for any notes in cash. For more information about the purchase of the notes by us at the option of the holder, see “Description of Notes—Repurchase of Notes at the Option of Holders—Optional put.”

Fundamental Change

In the event of a fundamental change, as described in this prospectus, holders will have the right to require us to purchase for cash all or any part of the notes after the occurrence of a fundamental change at a purchase price equal to 100% of the principal amount of such notes plus accrued and unpaid interest (including contingent interest and additional amounts, if any) to, but not including, the fundamental change purchase date. See “Description of Notes—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a fundamental change.”

Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholders of the notes or any shares of Class A Common Stock issued upon conversion of the notes. See “Use of Proceeds.”

Registration Rights

Pursuant to a registration rights agreement that we entered into with the initial purchasers, we filed a shelf registration statement under the Securities Act of 1933, as amended (the “Securities Act”), of which this prospectus is a part, relating to the resale of the notes and the shares of Class A Common Stock issuable upon conversion of the notes.

We will be required to pay certain holders additional amounts if we fail to comply with our obligations to register the notes and the shares of our Class A Common Stock issuable upon conversion of the notes within the specified time periods. See “Description of Notes—Registration Rights.”

Book-Entry Form

The notes were issued in book-entry form and are represented by permanent global notes deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, no such interest may be exchanged for certificated securities. See “Description of Notes—Global Notes, Book-Entry Form.”

Trustee, Paying Agent and Conversion Agent	U.S. Bank National Association.

Listing and Trading

The notes are not listed on any securities exchange or included in any automated quotation system. No assurance can be given as to the development or liquidity of any trading market for the notes. The notes originally issued and sold in the private offering are trading in the PORTAL market. However, notes sold pursuant to this prospectus will no longer be eligible for trading in the PORTAL market. Our Class A Common Stock is quoted on the Nasdaq National Market under the symbol “BKUNA.”

Risk Factors

In analyzing an investment in the notes offered by the prospectus, prospective investors should carefully consider, along with the other matters referred to and incorporated by reference in the prospectus, the information set forth under “Risk Factors.”

U.S. Federal Income Tax Considerations

We and each holder agree in the indenture to treat the notes as debt instruments subject to the U.S. federal income tax contingent payment debt regulations. As a result, a U.S. holder will be required to include original issue discount in gross income for U.S. federal income tax purposes in advance of any cash interest received on the notes. For U.S. federal income tax purposes, this original issue discount income will accrue from the original issue date of the notes at the “comparable yield” of the notes, which we have determined to be 7.45% per annum, compounded semi-annually. U.S. holders will be required to accrue original issue discount income at this rate on a constant yield to maturity basis (subject to certain adjustments), with the result that a U.S. holder will recognize taxable income in excess of cash interest received while the notes are outstanding. A U.S. holder also will recognize gain or loss on the sale, exchange, conversion, repurchase or retirement of a note in an amount equal to the difference between the amount realized on the sale, exchange, conversion, repurchase or retirement, including the fair market value of any Class A Common Stock received upon conversion or otherwise, and the U.S. holder’s “adjusted tax basis” in the note. Any gain recognized by a U.S. holder on the sale, exchange, conversion, repurchase or retirement of a note generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and the balance will be treated as capital loss. The deductibility of capital losses is subject to limitations. See ‘‘Material U.S. Federal Income Tax Considerations.’’

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

We have set forth certain summary financial information in the table below for the periods and dates indicated. This information, other than for the six months ended March 31, 2004 and March 31, 2003 is derived from our audited consolidated financial statements and related notes for those periods. These tables should be read in conjunction with the financial statements and accompanying notes, which are incorporated by reference into this prospectus. The results for the six months ended March 31, 2004 and March 31, 2003 are unaudited and do not necessarily indicate the results that may be expected for the entire year.

	As of or for the Six Months Ended March 31,		As of or for the Years Ended September 30,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands, except per share data)
Operation Data:
Interest income	$159,040	$159,550	$314,342	$327,857	$324,077	$295,315	$233,550
Interest expense	91,997	101,777	198,848	217,171	246,793	219,146	187,515

Net interest income	67,043	57,773	115,494	110,686	77,284	76,169	46,035
Provision for loan losses	2,175	2,550	5,425	9,200	7,100	4,645	7,939

Net interest income after provision for loan losses	64,868	55,223	110,069	101,486	70,184	71,524	38,096

Non-interest income:
Service and other fees, net	2,745	2,932	5,716	5,385	6,495	4,295	3,785
Net gain (loss) on sale of investments and mortgage-backed securities	(262)	755	4,604	1,557	1,837	—	—
Net gain (loss) on sale of loans and other assets	3,280	3,768	9,968	3,850	1,383	71	(4)
Other	4,408	4,342	8,181	6,692	5,214	3,231	1,019

Total non-interest income	10,171	11,797	28,469	17,484	14,929	7,597	4,800

Non-interest expenses:
Employee compensation and benefits	20,065	18,369	37,113	30,501	22,629	19,819	15,970
Occupancy and equipment	8,036	5,953	12,606	11,166	9,046	8,332	8,029
Insurance	727	569	1,166	1,089	1,000	1,221	1,683
Professional fees	2,344	2,347	4,610	5,342	3,267	3,193	3,084
Other	9,143	12,308	27,372	23,465	18,455	19,959	19,627

Total non-interest expense	40,315	39,546	82,867	71,563	54,397	52,524	48,393

Income (loss) before income taxes, and preferred stock dividends	34,724	27,474	55,671	47,407	30,716	26,597	(5,497)
Provision (benefit) for income taxes	11,136	9,082	16,551	17,086	11,620	10,833	(1,903)

Net income (loss)	23,588	18,392	39,120	30,321	19,096	15,764	(3,594)
Preferred stock dividends	180	158	316	257	649	790	773

Net income (loss) after preferred stock dividends	$23,408	$18,234	$38,804	$30,064	$18,447	$14,974	$(4,367)

Basic earnings (loss) per common share	$0.79	$0.72	$1.45	$1.20	$0.91	$0.82	$(0.24)
Diluted earnings (loss) per common share	$0.72	$0.67	$1.36	$1.12	$0.87	$0.81	$(0.24)
Weighted average number of common shares and common equivalent shares assumed outstanding during the period:
Basic	29,760	25,398	26,803	25,142	20,228	18,221	18,313
Diluted(1)	32,553	27,572	28,865	27,073	21,354	18,780	18,313
Financial Condition Data:
Total assets	$7,650,003	$6,610,146	$7,145,143	$6,028,548	$5,238,195	$4,552,069	$4,078,471
Loans receivable, net, and mortgage-backed securities(2)	6,803,346	5,697,418	6,004,569	4,849,999	4,332,336	3,700,492	3,246,455
Investments, overnight deposits, tax certificates, reverse repurchase agreements, certificates of deposit and other earning assets	478,121	312,422	618,196	685,990	461,276	401,481	295,213
Total liabilities	7,171,927	6,240,560	6,697,770	5,683,399	4,937,749	4,349,482	3,888,334
Deposits	3,426,244	3,072,212	3,236,106	2,976,171	2,653,145	2,609,538	2,279,798
Trust preferred securities and subordinated notes	165,544	260,463	162,219	253,761	203,592	212,393	218,500
Borrowings(3)	3,638,430	3,002,495	3,339,807	2,614,892	2,196,429	1,673,024	1,546,648
Total stockholders’ equity	478,076	369,586	447,373	345,149	300,446	202,587	190,137
Common stockholders’ equity	472,219	364,241	441,917	340,910	297,620	193,241	180,984
Book value per common share	$15.77	$14.23	$14.88	$13.52	$11.88	$10.61	$9.88

	As of or for the Six Months Ended March 31,		As of and for the Fiscal Years Ended September 30,
	2004	2003	2003	2002	2001	2000	1999

	(Dollars in thousands, except per share amounts and percentages)
Select Financial Ratios:
Performance Ratios:
Return (loss) on average assets(4)	0.66%	0.61%	0.61%	0.57%	0.42%	0.38%	(0.10)%
Return (loss) on average tangible common equity(4)	11.16	11.39	11.02	10.56	9.46	9.68	(3.79)
Return (loss) on average total equity(4)	10.40	10.40	10.14	9.58	8.20	8.09	(1.85)
Interest rate spread	1.83	1.88	1.75	1.98	1.55	1.74	1.12
Net interest margin	1.95	2.00	1.88	2.14	1.76	1.91	1.27
Dividend payout ratio(5)	0.76	0.86	0.81	0.85	3.40	5.01	NM
Total loans, net, and mortgage-backed securities to total deposits	202.17	195.98	185.55	162.96	163.29	141.81	142.40
Non-interest expense to average assets	1.13	1.31	1.30	1.34	1.20	1.27	1.28
Efficiency ratio(6)	52.21	56.84	57.56	55.84	58.99	62.70	95.20
Ratio of earnings to combined fixed charges (7)	1.37	1.27	1.28	1.22	1.13	1.11	0.97
Ratio of earnings to combined fixed charges and preferred stock dividends(8)	1.37	1.26	1.27	1.21	1.12	1.11	0.96
Asset Quality Ratios:
Non-performing loans to total loans	0.47%	0.91%	0.89%	0.70%	0.76%	0.58%	0.70%
Non-performing assets to total loans and real estate owned	0.54	1.04	0.99	0.79	0.84	0.68	0.85
Non-performing assets to total assets	0.33	0.64	0.59	0.53	0.60	0.55	0.69
Net charge-offs to average total loans	0.05	0.06	0.08	0.12	0.11	0.11	0.06
Loan loss allowance to total loans	0.48	0.53	0.52	0.51	0.42	0.35	0.36
Loan loss allowance to non-performing loans	102.71	58.17	59.20	72.53	56.00	61.20	52.45
Capital Ratio:
Average common equity to average total assets	6.25	5.77	5.53%	5.85%	4.94%	4.49%	4.08%
Average total equity to average total assets	6.33	5.86	6.05	5.92	5.13	4.72	5.16
Core capital-to-assets ratio(9)	7.20	7.47	7.24	7.77	7.12	7.49	7.86
Risk-based capital-to-assets ratio(9)	15.50	16.85	16.08	16.97	14.66	14.84	15.54

(1)    The effect of stock options and convertible securities was anti-dilutive for the year ended September 30, 1999.

(2)    Does not include mortgage loans held for sale.

(3)    Includes repurchase agreements, advances from the Federal Home Loan Bank of Atlanta, senior notes, and trust preferred securities and subordinated debentures.

(4)    Return is calculated before payment of preferred stock dividends.

(5)    The ratio of total dividends declared during the period (including dividends on our Preferred Stock and our Class A and Class B Common Stock) to total earnings for the period before dividends.

(6)    Efficiency ratio is calculated by dividing non-interest expenses by the sum of net interest income and non-interest income.

(7)    Due to the loss in 1999, the ratio coverage was less than 1.00. Additional earnings of $3.6 million would have had to been generated to have achieved a coverage ratio of 1.00.

(8)    Due to the loss in 1999, the ratio coverage was less than 1.00. Additional earnings of $4.4 million would have had to been generated to have achieved a coverage ratio of 1.00.

(9)    Regulatory capital ratio of the Bank.

NM=Not meaningful.

RISK FACTORS

Before you invest in the notes, you should be aware that there are various risks, including those described below, that could affect the value of your investment in the future. The risk factors described in this section, as well as any cautionary language in this prospectus or the documents incorporated by reference herein, provide examples of risks, uncertainties and events that could have a material adverse effect on the notes, our business, including our operating results and financial condition. These risks could cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. As a result, availability to make payments on the notes may be affected, and you could lose all or a substantial portion of your investment. You should carefully consider these risk factors, together with all of the other information included in this prospectus or the documents incorporated by reference herein, before you decide whether to purchase the notes.

Risks Related to Our Business

If the interest payments on our deposits and borrowings increase relative to the interest we earn on our loans and investments, they may decrease our net interest income.

Our profitability depends to a large extent on the Bank’s net interest income, which is the difference between income on interest-earning assets such as mortgage loans and investment securities, and expense on interest-bearing liabilities such as deposits and borrowings. We are affected by changes in general interest rate levels and by other economic factors beyond our control. Our net interest income may be reduced if: (i) more interest-earning assets than interest-bearing liabilities reprice or mature during a time when interest rates are declining or (ii) more interest-bearing liabilities than interest-earning assets reprice or mature during a time when interest rates are rising.

Changes in the difference between short and long-term interest rates may also harm our business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing our net interest income.

As of March 31, 2004, adjustable rate mortgage loans (ARMs) made up 72% of our residential mortgage loan portfolio including loans held for sale. The interest rates on ARMs adjust periodically based upon a contractually agreed index or formula. Our ARMs generally have annual interest rate adjustment caps that limit rate increases or decreases to 2% per year and lifetime caps that limit the increase up to 6% for the life of the loan. If market interest rates rise rapidly, interest rate adjustment caps may limit increases in the interest rates on the ARMs, thus reducing our net interest income because we will need to pay these higher interest rates on our deposits and borrowings.

An increase in loan prepayments may adversely affect our profitability.

Loan prepayment rates generally increase when interest rates fall and decrease when interest rates rise. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans. Changes in prepayment rates are therefore difficult for us to predict.

We recognize our deferred loan origination costs by adjusting our interest income over the estimated life of our loan portfolio. The estimated life is the contractual maturity of the loans in our portfolio reduced for expected prepayments based upon our historical experience of prepayments. As prepayments accelerate, our historical prepayment experience changes, shortening the estimated life of our loan portfolio and increasing the rate at which net deferred loan origination costs are expensed. Prior to 2000, we purchased residential mortgage loans in the secondary market. These loans prepay approximately twice as fast as our originated loans. At March 31, 2004, the remainder of these purchased loans was $146 million, which made up 3.8% of our entire residential loan portfolio. We also recognize the premiums which we pay on each mortgage-backed security as an adjustment from interest income over the life of the security. Acceleration of prepayments on the loans underlying a mortgage-backed security shortens the life of the security, increases the rate at which premiums are expensed and further reduces interest income. If interest rates decline, a significant portion of our net deferred loan origination costs and premiums may be expensed in a relatively short period, which would reduce our net interest income. In addition, we cannot assure you that we would be able to reinvest the proceeds of loan prepayments on satisfactory terms. At March 31, 2004, we had $45.8 million in net deferred origination costs; and $-0- million in premiums, offset by $0.6 million in discounts, for a net discount of $0.6 million on residential loans.

Changes in interest rates could have additional adverse effects on our financial condition and results of operations.

Fluctuations in interest rates could have significant adverse effects on our financial condition and results of operations, including, without limitation, by decreasing the value of our mortgage servicing rights or our derivative instruments. The initial and ongoing valuation and amortization of mortgage servicing rights is significantly impacted by interest rates, prepayment experience and the credit performance of the underlying loans. In general, in periods of declining interest rates, the value of these assets decline due to prepayments on loans serviced. Mortgage servicing rights are also impacted by other factors, including, but not limited to, the amount of gains or losses recognized upon the securitization and sale of residential mortgage loans, the amortization of the assets and the periodic valuation of the assets. At March 31, 2004, we serviced $1.1 billion of loans for others and we had mortgage servicing rights with a carrying amount of $13.6 million.

We are unable to predict changes in market interest rates which are affected by many factors beyond our control including inflation, recession, unemployment, money supply, domestic and international events and changes in the United States and other financial markets. Our net interest income is affected not only by the level and direction of interest rates, but also by the shape of the yield curve and relationships between interest sensitive instruments and key driver rates, as well as balance sheet growth, client loan and deposit preferences and the timing of changes in these variables. In an increasing rate environment, our interest costs on liabilities may increase more rapidly than our income on interest earning assets. This could result in a deterioration of our net interest margin.

Changes in interest rates could also adversely affect our financial condition by reducing the value of our derivative instruments. We use derivative instruments as part of our interest rate risk management activities to reduce risks associated with our borrowing activities. Our use of derivative instruments, however, exposes us to credit risk and market risk. Our credit risk is heightened when the fair value of a derivative contract is positive, which generally means that a counterparty owes us. We try to minimize credit risk in derivative instruments by entering into transactions with high-quality counterparties, but there can be no assurance that our financial evaluation of a counterparty will be accurate or that their financial status will not change. Market risk is the adverse effect on the value of a financial instrument from a change in interest rates or implied volatility of rates. We manage market risk by establishing and monitoring limits on the types and degree of risk undertaken. Changes in interest rates may have either a positive or negative effect on the value of the derivative instrument depending on the nature of the derivative instrument.

An inadequate allowance for loan losses would reduce our earnings.

As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans will not be sufficient to assure full repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results and our ability to meet our obligations under the notes. Recent volatility and deterioration in domestic and foreign economies may also increase our risk for credit losses. We evaluate the collectibility of our loan portfolio and provide an allowance for loan losses that we believe is adequate based upon such factors as:

•	the risk characteristics of various classifications of loans;

•	previous loan loss experience;

•	specific loans that have loss potential;

•	delinquency trends;

•	estimated fair value of the collateral;

•	current economic conditions;

•	the views of our regulators; and

•	geographic and industry loan concentrations.

If our evaluation is incorrect and borrower defaults cause losses exceeding our allowance for loan losses, our earnings could be significantly and adversely affected. We cannot assure you that our allowance will be adequate to cover loan losses inherent in our portfolio. We may experience losses in our loan portfolios or perceive adverse trends that require us to significantly increase our allowance for loan losses in the future, which would also reduce our earnings. In addition, our regulators may require us to increase or decrease our allowance for loan losses even if we think such change is unjustified.

Our exposure to credit risk is increased by our commercial real estate, commercial business and construction lending.

Commercial real estate, commercial business and construction lending generally involve higher credit risk than single-family residential lending. Such loans involve larger loan balances to a single borrower or groups of related borrowers. At March 31, 2004, we had a balance of $283 million in commercial real estate loans (including multi-family residential loans), $168 million in construction loans, $57 million in land loans and $171 million in commercial business loans.

Commercial real estate loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because commercial real estate borrowers’ ability to repay their loans depends on successful development of their properties, as well as the factors affecting residential real estate borrowers. These loans also involve greater risk because they generally are not fully amortizing over the loan period, but have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property.

Risk of loss on a construction loan depends largely upon whether our initial estimate of the property’s value at completion of construction equals or exceeds the cost of the property construction (including interest) and the availability of permanent take-out financing. During the construction phase, a number of factors can result in delays and cost overruns. If our estimate of value is inaccurate or if actual construction costs exceed estimates, the value of the property securing our loan may be insufficient to ensure full repayment when completed through a permanent loan or by seizure of collateral.

Unlike residential mortgage loans that are based on the borrower’s ability to repay the loan from the borrower’s income and secured by real property with a value that is usually readily ascertainable, commercial business loans are typically based on the borrowers’ ability to repay the loans from the cash flow of their businesses. Such loans may involve greater risk because the availability of funds to repay each loan depends substantially on the success of the business itself. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise and liquidate and fluctuate in value based on the success of the business.

Commercial real estate, commercial business and construction loans are more susceptible to a risk of loss during a downturn in the business cycle. The underwriting, review and monitoring performed by our officers and directors cannot eliminate all of the risks related to these loans.

Changes in economic conditions could cause an increase in delinquencies and non-performing assets, including loan charge-offs, and depress our income and growth.

Our loan portfolios include many real estate secured loans, demand for which may decrease during economic downturns as a result of, among other things, an increase in unemployment, a decrease in real estate values or increases in interest rates. These factors could depress our earnings and consequently our financial condition because:

•	customers may not want or need our products and services;

•	borrowers may not be able to repay their loans;

•	the value of the collateral securing our loans to borrowers may decline; and

•	the quality of our loan portfolio may decline.

Any of the latter three scenarios could cause an increase in delinquencies and non-performing assets or require us to charge-off a percentage of our loans and/or increase our provisions for loan losses, which would reduce our income.

Negative events in certain geographic areas could adversely affect us.

Most of the loans in our portfolio are secured by real estate. Most of these loans are secured by properties in Florida. Negative conditions in the real estate markets where collateral for our mortgage loans is located could adversely affect our borrowers’ ability to repay and the value of the collateral. Real estate values are affected by various factors, including changes in general or regional economic conditions, governmental rules or policies and natural disasters such as hurricanes. Some of our depositors and borrowers are citizens of other countries, including countries of Central and South America, the Caribbean and Europe who currently reside in the United States, are in the process of moving here or have second homes here. As of March 31, 2004, the amount of residential mortgage loans made to these borrowers was approximately $1.1 billion, or 27.9% of our total residential mortgage loan portfolio including loans held for sale. Negative changes in economic or political conditions in other countries, and changes in the United States laws and regulations affecting residents from those countries, could also adversely affect us if they result in a significant loss of deposits, increased loan defaults or a decreased market for our products.

Adjustments for loans held for sale may adversely affect our profits.

In our financial statements we must revalue, on a quarterly basis, loans that we originate and classify as held for sale to the lower of their cost or market value. Depending on market conditions, we may be required to make adjustments that adversely affect our results of operations. Loans held for sale made up 2.6% of the total loan portfolio at March 31, 2004. This percentage varies depending on loan production volume.

Competition with other financial institutions could adversely affect our profitability.

The banking and financial services industry is very competitive. Legal and regulatory developments have made it easier for new and sometimes unregulated entities to compete with us. Consolidation among financial service providers has resulted in fewer very large national and regional banking and financial institutions holding a large accumulation of assets. These institutions generally have significantly greater resources, a wider geographic presence or greater accessibility. These institutions also are often able to offer more services or more favorable pricing than we do. In addition, our competition has grown from new banks and other financial services providers that target our existing or potential customers. As consolidation continues among large banks, we expect additional smaller institutions to try to exploit our market.

We face substantial competition for both loans and deposits. Competition for loans comes principally from other banks, savings institutions, mortgage banking companies and other lenders. In originating mortgage loans, we compete with real estate investment trusts, investment banking firms, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association and other entities purchasing mortgage loans. This competition could decrease the number and size of loans that we make and the interest rates and fees that we receive on these loans.

The current low interest rate environment has increased the demand for residential mortgage loans dramatically. This increased demand has made it more difficult and expensive to recruit and retain the services of qualified lending personnel. Increased competition for loan officers and other personnel could hinder our ability to close loans and to improve our results of operations.

We compete for deposits with banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds and mutual funds. These competitors may offer higher interest rates than we do, which could decrease the deposits that we attract or require us to increase our rates to attract new deposits. Increased competition for deposits could increase our cost of funds and adversely affect our ability to generate the funds necessary for our lending operations.

Technological developments have allowed competitors to compete more effectively in local markets and have expanded the range of financial services and capital available to our target customers. If we are unable to implement, maintain and use such technologies effectively, we may not be able to offer products or achieve cost-efficiencies necessary to compete in our industry.

Failure to pay interest on our debt may adversely impact us.

As of March 31, 2004, we had approximately $166 million of junior subordinated debentures issued to eight business trusts that we control. Interest payments, including those on adjustable rate notes, are approximately $9 million per year, which must be paid before we pay dividends on our capital stock, including our Class A Common Stock. We have the right to defer interest payments on the notes for up to 20 consecutive quarters. However, if we elect to defer interest payments, all deferred interest must be paid before we may pay dividends on our capital stock. Deferral of interest payments could also cause a decline in the market price of our Class A Common Stock.

As of March 31, 2004, we also had approximately $2.9 billion of available credit under our Federal Home Loan Bank of Atlanta (FHLB) credit line of which $2.6 billion was outstanding. Such borrowings from the FHLB are currently secured by a pledge of $3.1 billion of our residential first mortgage loans. Our total credit line with the FHLB is 40% of the Bank’s assets at each prior quarter’s end. Failure to pay interest or principal on this debt would adversely affect our business because we would lose our collateral and also lose the FHLB as a funding source. In addition to our FHLB borrowings, we currently have $739 million in repurchase agreements which are secured by mortgage-backed securities or other investment securities.

We may not be able to maintain and profit from our growth.

We may use some of the proceeds that we received from the private offering of the notes for expansion activities. These activities may include additional banking offices, new products, facilities, marketing strategies and acquisitions (although no specific acquisition is currently contemplated). Our ability to continue to grow depends, in part, on our ability to open new branch locations, successfully attract deposits to those locations, and identify loan and investment opportunities. We also depend on maintaining productive relationships with the non-affiliated brokers through whom we generate the majority of our one-to-four family residential mortgage loans that we originate. Our ability to profit from our growth also will depend on whether we can efficiently fund our growth, control our costs and maintain asset quality, as well as on factors beyond our control, such as economic conditions and interest rate trends. If we are unable to sustain our growth, our earnings could be adversely affected. If we grow too quickly, and are not able to control costs and maintain asset quality, growth could adversely affect our financial performance.

We rely heavily on the proper functioning of our technology.

We rely on our computer systems for much of our business, including recording our assets and liabilities. If our computer systems fail, are not reliable or there is a breach of security, our ability to maintain accurate financial records may be impaired, which could materially affect our operations and financial condition.

We are dependent upon the services of our management team.

We are dependent upon the ability and experience of a number of our key management personnel who have substantial experience with our operations, the financial services industry and the markets in which we offer our services. It is possible that the loss of the services of one or more of our senior executives or key managers would have an adverse effect on our operations. Our success also depends on our ability to continue to attract, manage and retain other qualified middle management personnel as we grow. We cannot assure you that we will continue to attract or retain such personnel.

Terrorist activities could cause reductions in investor confidence and substantial volatility in real estate and securities markets.

It is impossible to predict the extent to which terrorist activities may occur in the United States or other regions, or their effect on a particular security issue. It is also uncertain what effects any past or future terrorist activities and/or any consequent actions on the part of the United States government and others will have on the United States and world financial markets, local, regional and national economies, and real estate markets across the United States. Among other things, reduced investor confidence could result in substantial volatility in securities markets, a decline in general economic conditions and real estate related investments and an increase in loan defaults. Such unexpected losses and events could materially affect our results of operations. Tourism and the travel industry are important factors to the general economy of our target market, which could be adversely affected by terrorism.

We may need additional capital resources in the future and these capital resources may not be available when needed or at all.

We may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments or for future growth. We cannot assure you that such financing will be available to us on acceptable terms or at all. If we are unable to obtain additional financing after this offering, we may not be able to make such strategic acquisitions or investments or to grow.

We are subject to extensive regulation that could restrict our activities and impose financial requirements or limitations on the conduct of our business and limit our ability to receive dividends from the Bank.

The Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision (OTS) as its primary federal regulator, and by the Federal Deposit Insurance Corporation (FDIC), which insures its deposits. As a member of the FHLB, the Bank must also comply with applicable regulations of the Federal Housing Finance Board and the FHLB. Regulation by these agencies is intended primarily for the protection of our depositors and the deposit insurance fund and not for the benefit of our stockholders. The Bank’s activities are also regulated under consumer protection laws applicable to our lending, deposit and other activities. A significant claim against us under these laws could have a material adverse effect on our results.

Among other things, the Bank’s ability to pay cash dividends to the holding company is limited by these regulations. The Bank must notify the OTS in advance of any proposed distribution, and may not pay dividends or distribute any capital assets if the distribution is disapproved by the OTS. OTS regulations also impose certain minimum capital requirements that affect the amount of cash available for the payment of dividends by the Bank. Because income is received by us from the Bank through dividend payments, our ability to service the debt issued by us and dividends on our capital stock is limited by the financial condition of the Bank.

The Bank’s ability to make capital distributions is subject to regulatory limitations. Generally the Bank may make a capital distribution if notice of the proposed capital distribution is filed with the OTS at least 30 days before the board of directors approves the distribution, and the OTS does not disapprove the notice. The OTS may disapprove the notice if it determines that the Bank would be undercapitalized after the proposed distribution, that the proposed distribution raises safety and soundness concerns or that the proposed distribution would violate a statute, regulation or agreement with the OTS or any condition imposed by the OTS. The Bank’s ability to make such distributions by filing a notice, instead of an application for approval, depends on maintaining eligibility for “expedited status.” The Bank currently qualifies for expedited status, but there can be no assurance that it will maintain its current status. In addition, the Bank would be required to file an application for approval of the proposed distribution, instead of a notice, if the total amount of all capital distributions for the calendar year, including the proposed distribution, would exceed the Bank’s net income for that year plus retained net income for the preceding two years.

FDIC regulations also require all insured depository institutions to remain in a safe and sound condition, as defined in regulations, as a condition of federal deposit insurance.

OTS regulations also restrict our ability to open new banking offices. We must notify the OTS at least 30 days before we open a new branch office and publish notice of the proposed office in area newspapers. If the OTS objects to the office, or suspends the applicable time frames, the new office may be delayed or disapproved.

Regulatory authorities have extensive discretion in their supervisory activities that could be used to restrict our business. Changes in the laws or regulations that govern us could further restrict our operations, impose burdensome requirements and increase our expenses which could impair our ability to meet our obligations under the notes.

Provisions in our Articles of Incorporation, Bylaws and Florida law could impede efforts to remove management and frustrate takeover attempts.

Certain provisions of our Articles of Incorporation and Bylaws could delay or frustrate the removal of incumbent directors and make a merger, tender offer or proxy contest more difficult, even if such events appear to benefit stockholders. Certain provisions of state and federal law may also discourage or prohibit a future takeover attempt in which our stockholders might otherwise receive a substantial premium for their shares over then-current market prices.

The voting power of the directors, executive officers and holders of 5% or more of our equity securities and certain provisions of our Articles of Incorporation may discourage any proposed takeover not approved by our Board of Directors. We cannot assure you that your interests will coincide with those of our directors, executive officers or 5% stockholders. In general, holders of debt securities are not owed fiduciary duties. In addition, under our Articles of Incorporation, as amended, we may issue additional shares of Class A Common Stock, Class B Common Stock and Noncumulative Convertible Preferred Stock, Series B (the “Series B Preferred Stock”) at any time. See, “Description of Capital Stock” for a summary description of the terms and conditions of our capital stock. We do not intend to issue additional shares of the Class B Common Stock and Series B Preferred Stock if the issuance would result in termination of trading of the Class A Common Stock on the Nasdaq National Market.

Our insiders hold voting rights that give them significant control over matters requiring stockholder approval.

Our directors and executive officers hold substantial amounts of our Class A Common Stock, Class B Common Stock and Series B Preferred Stock. Each share of Class A Common Stock is entitled to one-tenth vote, each share of Class B Common Stock is entitled to one vote, and each share of Series B Preferred Stock is entitled to two and one-half votes. For a more detailed description of our capital stock see, “Description of Capital Stock.” These classes generally vote together on matters presented to stockholders for approval. Directors and executive officers will hold approximately 45% of our total voting power after the offering and approximately 54% if they exercise all options exercisable within 60 days of May 17, 2004 to purchase shares of such stock. If they vote together, our officers and directors will significantly influence the election of directors and other matters requiring stockholder approval, including proposals made by stockholders and changes in control. Consequently, other stockholders’ ability to influence our actions through their vote may be limited and the non-insider stockholders may not have sufficient voting power to approve a change in control even if a significant premium is being offered for their shares. We cannot assure you that our officers and directors will vote their shares in accordance with your interests.

There are several business and family relationships among directors that could create conflicts of interest.

Several of our directors have business relationships with us and each other. During the 2003 fiscal year, we paid the law firm of Camner, Lipsitz and Poller, P. A. approximately $3.7 million in fees for representing us in mortgage loan closings, foreclosures, litigation, corporate and other matters. Alfred R. Camner, our Chairman of the Board and Chief Executive Officer, is the Senior Managing Director and one of two of the shareholders of this law firm. Marc Lipsitz, a former director who resigned from the Board in September 2002, is the managing director and the other shareholder of this law firm. In addition, directors and employees of the law firm own our stock and have and may in the future receive options to acquire our stock. One of Mr. Camner’s children and one of the children of another director are also employed by the law firm. During fiscal 2003, the insurance firm of which Marc Jacobson, one of our directors, is an officer and director, and the insurance firm owned by Mr. Jacobson’s wife, received a total of approximately $223,000 in insurance commissions on policies purchased by us. In addition, one of Mr. Camner’s children serves as a director of and is employed by the Bank, and one of his children serves as a director and officer of a subsidiary of the Bank. We have “opted-out” of the Florida statute which would require the approval of either disinterested directors or a super majority vote of disinterested stockholders in the event of certain affiliate transactions. Business and family relationships among us, our directors and officers may affect our directors’ judgment and oversight of our business by creating conflicts of interest. We cannot assure you that your interests will coincide with those of our officers and directors.

Sales of a substantial number of shares of Class A Common Stock in the public market after the offering could adversely affect its market price.

As of May 17, 2004, 29,444,797 shares of our Class A Common Stock will be outstanding. Our directors and executive officers will hold approximately 401,183 shares of this total. In addition, up to 5,346,719 additional shares of our Class A Common Stock may be issued after the offering if (i) all options to purchase our Class A Common Stock, Class B Common Stock and Series B Preferred Stock are exercised and (ii) all shares of Class B Common Stock and Series B Preferred Stock are converted to Class A Common Stock. Our directors and executive officers would hold 3,177,374 of such shares. Options to purchase 821,532 shares of our Class A Common Stock will be vested and exercisable within 60 days of May 17, 2004. Although our directors and executive officers cannot sell their shares without registration under the Securities Act, they may rely on an exemption under Rule 144. The exemption limits a director’s or executive officer’s stock sales within any three-month period to the greater of 1% of the then outstanding shares of Class A Common Stock or the average weekly trading volume during the previous four weeks in the Class A Common Stock.

Certain of our directors and officers have agreed with the initial purchasers not to sell shares of our capital stock for 90 days after the date from February 27, 2004. These “lock up agreements” currently apply to approximately 405,675 shares of Class A Common Stock, 582,267 shares of Class B Common Stock and 749,336 shares of Series B Preferred Stock that will be outstanding after the offering. After that date, a director or executive officer may sell shares, subject to the restrictions of the Securities Act.

Risks Related to this Offering

The notes are unsecured and effectively subordinated to indebtedness and other liabilities of our subsidiaries.

The notes are unsecured. In the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all secured indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes.

The notes are our obligations exclusively. Our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, are subject to the satisfaction of claims of the subsidiaries’ creditors, including the Bank’s depositors. Consequently, the notes are effectively subordinate to all liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of March 31, 2004, BankUnited Financial Corporation, the holding company, had total indebtedness of approximately $286 million. As of March 31, 2004, our subsidiaries had approximately $3.4 billion in outstanding indebtedness (which included approximately $3.4 billion of total secured indebtedness).

The indenture for the notes does not limit our ability to incur indebtedness (secured or otherwise), or our ability or that of any of our presently existing or future subsidiaries, to incur other indebtedness and other liabilities. We and our subsidiaries may incur additional indebtedness, which could adversely affect our ability to satisfy our obligations under the notes.

We are a holding company, and we may not have access to the cash flow and other assets of the subsidiaries that may be needed to make payment on the notes.

Although all of our business is conducted through our subsidiaries, including the Bank, none of our subsidiaries is obligated to make funds available to us for payment on our indebtedness, including the notes. Accordingly, our ability to make payments on the notes is dependent on the earnings and the distribution of funds from our subsidiaries, including the Bank. In the event of the insolvency or liquidation of a subsidiary, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient remaining assets to make payments to us as a shareholder or otherwise. In the event of a default by a subsidiary under any credit arrangement or other indebtedness, its creditors could accelerate such debt, prior to such subsidiary distributing amounts to us that we could have used to make payments on the notes. In addition, if we caused a subsidiary to pay a dividend to us to make payment on the notes, and such dividend were determined to be either made in breach of the relevant corporate laws or a fraudulent transfer, holders of the notes would be required to return the payment to the subsidiary’s creditors. Our subsidiaries are permitted under the terms of the indenture to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. Further, our ability to receive dividends from the Bank is subject to extensive government regulation. We are subject to extensive regulation that could restrict our activities and impose financial requirements or limitations on the conduct of our business and limit our ability to receive dividends from the Bank.

Our debt service obligations may adversely affect our cash flow.

While the notes are outstanding, we will have debt service obligations on the notes of approximately $3.75 million per year in interest payments (excluding contingent interest or additional amounts, if any) and on other indebtedness of approximately $9 million per year in interest payments. If we issue other debt securities in the future, our debt service obligations will increase. If we are unable to generate sufficient cash to meet these obligations and must instead use our existing cash or investments, we may have to reduce, curtail or terminate other activities of our business.

We intend to fulfill our debt service obligations from cash generated by our operations, if any, and from our existing cash and investments.

Our indebtedness could have significant negative consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing;

•	require the dedication of a substantial portion of any cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry; and

•	place us at a competitive disadvantage relative to our competitors with less debt.

See, “—Risks Related to Our Business—Failure to pay interest on our debt may adversely impact us.”

There are no restrictive covenants in the indenture relating to our ability to incur future indebtedness.

Although we are subject to restrictive covenants under instruments governing certain of our existing indebtedness, the indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We may therefore incur additional debt, including secured indebtedness senior to the notes, or indebtedness at the subsidiary level to which the notes would be structurally subordinated.

A higher level of indebtedness increases the risk that we may default on our debt obligations. We cannot assure you that we will be able to generate sufficient cash flow to meet our financial obligations, including our obligations under the notes or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change except to the extent described under “Description of Notes—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a fundamental change.”

Upon conversion of the notes we will have the right and under some circumstances, we will have the obligation to pay cash in lieu of issuing shares of our Class A Common Stock.

We will satisfy our conversion obligation to holders by delivering cash and/or shares of our Class A Common Stock. Accordingly, upon conversion of a note, holders might not receive any shares of our Class A Common Stock, or they might receive few shares of Class A Common Stock relative to the conversion value of the note. Our liquidity may also be reduced to the extent we are required to deliver cash rather than shares of

Class A Common Stock such as when there is a fundamental change or other right to force us to redeem the notes. In addition, if we elect to settle upon conversion of the notes in cash or a combination of cash and our Class A Common Stock, settlement will be delayed until the 31st trading day following our receipt of the holder’s conversion notice, unless the cash settlement averaging period is extended under certain circumstances or the holder submits its conversion notice within 30 trading days prior to maturity. See “Description of Notes—Conversion Procedures.”

We may not have the funds necessary to purchase the notes at the option of the holder or upon a fundamental change as required by the indenture governing the notes.

On March 1, 2011, 2014, 2019, 2024 and 2029, holders of the notes may require us to purchase their notes in cash. Holders may also require us to purchase their notes in cash upon a fundamental change as described under “Description of Notes—Repurchase of notes at the option of holders.” If we do not have access to sufficient funds to repurchase the notes, then we would not be able to repurchase the notes. As a holding company, we are dependent upon dividends and any other permitted payments from our subsidiaries or additional financing to enable us to pay dividends and to repurchase the notes. Such payments or additional financing may not be available to us in the amounts necessary.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

The fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, certain transactions, such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us, would not constitute a fundamental change requiring us to repurchase the notes. Certain other transactions may not constitute a fundamental change because they do not involve a change in voting power or beneficial ownership of the magnitude required under the definition of fundamental change. Further, the definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of “substantially all” under applicable law. In the event of any such transaction, holders of notes would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or credit ratings, thus adversely affecting the holders of the notes.

There is no active market for the notes and if an active trading market does not develop for these notes, holders may not be able to resell them.

The notes are a new issue of securities for which there is currently no public trading market. The notes will not be listed on any securities exchange or included in any automated quotation system. No assurance can be given as to the development or liquidity of any trading market for the notes. The notes originally issued and sold in the private offering are trading in the PORTAL market. However, notes sold pursuant to this prospectus will no longer be eligible for trading in the PORTAL market. We cannot assure you that any market in the notes will develop, or if one does develop, that it will be maintained. In addition, market-making activity will be subject to the limits imposed by law.

Although under the registration rights agreement we are required to register the resale of the notes, there can be no assurance that we will be able to successfully register the notes. In addition, under the registration rights agreement we are permitted to suspend the use of an effective registration statement for specific periods of time for certain reasons.

Further, even if a market were to exist, the notes could trade at prices that may be lower than the initial offering price depending on many factors, including prevailing interest rates and the market for similar securities, general economic conditions and our financial condition, performance and prospects. The liquidity of, and the trading market for, the notes may be adversely affected by general declines or disruptions in the market for such.

If you are able to resell your notes, many other factors may affect the price you receive, which may be lower than you believe to be appropriate.

If you are able to resell your notes, the price you receive will depend on many other factors that may vary over time, including:

•	the number of potential buyers;

•	the level of liquidity of the notes;

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates generally;

•	the market for similar securities;

•	the market price of our Class A Common Stock;

•	the redemption and repayment features of the notes to be sold; and

•	the time remaining to the maturity of the notes.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

The price of our Class A Common Stock and, therefore, the price of the notes, may be subject to fluctuations and volatility.

The market price of our Class A Common Stock has been subject to fluctuations. These fluctuations could continue and could cause fluctuations in the price of the notes. Among the factors that could affect the price of our Class A Common Stock are those discussed in these risk factors as well as:

•	actual or anticipated variations in our operating results;

•	changes in financial reports by securities analysts;

•	announcements relating to strategic relationships, acquisitions or investments;

•	the occurrence of major catastrophic events including terrorist attacks;

•	general market conditions; and

•	the other factors identified under “Forward-Looking Statements.”

The stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Class A Common Stock and of the notes.

Securities we issue could dilute your ownership.

We may decide to raise additional funds through public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced and the new equity securities may have rights prior to those of the Class A Common Stock issuable upon conversion of the notes. We may not obtain sufficient financing on terms that are favorable to you or us. We may delay, limit or eliminate some or all of our proposed operations if adequate funds are not available. We may also issue equity securities as consideration for acquisitions we may make.

The contingent conversion feature of the notes could result in you receiving less than the value of the Class A Common Stock into which a note would otherwise be convertible.

The notes are convertible into shares of our Class A Common Stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the Class A Common Stock into which the notes would otherwise be convertible.

Our reported earnings per share may be more volatile because of the contingent conversion provision of the notes.

Holders of the notes are entitled to convert the notes into cash and/or our Class A Common Stock, at our option, if among other circumstances the closing sale price of our Class A Common Stock for at least 20 consecutive trading days in any 30 consecutive trading day period is greater than or equal to 125% of the then current conversion price. Until this contingency or another conversion contingency is met, the shares underlying the notes are not included in the calculation of our basic or fully diluted earnings per share. Should this contingency be met, diluted earnings per share could decrease as a result of the possible inclusion of all or a part of the underlying shares in the fully diluted earnings per share calculation.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustments for certain events, including but not limited to the issuance of stock dividends on our Class A Common Stock, the issuance of rights or warrants, subdivisions, or combinations of our Class A Common Stock, distributions of capital stock indebtedness or assets, cash dividends and issuer tender or exchange offers as described under “Description of Notes—Conversion Rate Adjustments.” The conversion rate may not be adjusted for other events that may adversely affect the trading price of the notes or the Class A Common Stock into which such notes may be convertible.

You should consider the U.S. federal income tax consequences of owning notes.

We and each holder agree in the indenture to treat the notes as debt instruments subject to the U.S. federal income tax contingent payment debt regulations. As a result, a U.S. holder will be required to include original issue discount in gross income for U.S. federal income tax purposes in advance of any cash interest received on the notes. For U.S. federal income tax purposes, this original issue discount income will accrue from the original issue date of the notes at the “comparable yield” of the notes, which we have determined to be 7.45% per annum, compounded semi-annually. U.S. holders will be required to accrue original issue discount income at this rate on a constant yield to maturity basis (subject to certain adjustments), with the result that a U.S. holder will recognize taxable income in excess of cash interest received while the notes are outstanding.

A U.S. holder will recognize gain or loss on the sale, exchange, conversion, repurchase or retirement of a note in an amount equal to the difference between the amount realized on the sale, exchange, conversion, repurchase or retirement, including the fair market value of any Class A Common Stock received upon conversion or otherwise, and the U.S. holder’s “adjusted tax basis” in the note. Any gain recognized by the U.S. holder on the sale, exchange, conversion, repurchase or retirement of a note generally will be ordinary interest income; any loss will generally be ordinary loss to the extent of the interest previously included in income and the balance will be treated as capital loss. The deductibility of capital losses is subject to limitations. Persons considering the purchase of the notes are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

If we pay a cash dividend on our Class A Common Stock, we may be required under the indenture to adjust the conversion rate. As a result of the adjustment to the conversion rate, you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. See ‘‘Material U.S. Federal Income Tax Considerations.’’

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements. Actual results or performance could differ from those implied or contemplated by such statements. Statements that are not historical in nature, including those using the words “anticipate,” “estimate,” “should,” “expect,” believe,” “intend,” and similar expressions, are forward-looking statements.

These forward-looking statements are subject to certain risks and uncertainties, including, among others: general economic conditions, either nationally or regionally; changes or fluctuations in the interest rate environment; a deterioration in credit quality and/or a reduced demand for credit; reduced deposit flows and loan demand; competition from other financial services companies in our markets; legislative or regulatory changes, including changes in accounting standards, guidelines and policies; changes in the regulation of financial services companies; the issuance of additional equity or debt securities; the concentration of operations in south Florida, if the Florida economy or real estate values decline; the impact of war and the threat and impact of terrorism. Other risks, uncertainties and factors that could cause actual results to differ materially from those projected are discussed in the “Risk Factors” section of this prospectus beginning on page 10.

Information in this prospectus is current only as of its date. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference into this prospectus might not occur.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling securityholders of the notes or any shares of Class A Common Stock issued upon conversion of the notes offered by this prospectus. See “Selling Securityholders.” The notes and the shares of Class A Common Stock issuable upon conversion of the notes are being sold by the selling securityholders or their pledgees, donees, transferees and other successors in interest.

CAPITALIZATION

The following table reflects our cash and cash equivalents and capitalization as of March 31, 2004:

•	on an actual basis; and

•	as adjusted to give effect to the offering of the notes.

This table should be read in conjunction with our audited consolidated financial statements, which are incorporated by reference in this prospectus.

	March 31, 2004
	Actual	As Adjusted
	(Dollars in thousands, except per share amounts)
Deposits	$3,426,244	$3,426,244
Securities sold under agreements to repurchase	738,567	738,567
FHLB advances	2,614,319	2,614,319
Convertible debt	120,000	120,000
Subordinated debentures	165,544	165,544

Total deposits and borrowed funds	7,064,674	7,064,674

Stockholders’ equity:
Preferred Stock, $.01 par value; authorized—10,000,000 shares; issued—793,405 shares; outstanding—766,685 shares(1);	8	8
Class A Common Stock, $.01 par value; authorized—60,000,000 shares; issued 29,690,691 shares; outstanding—29,353,199 shares;	297	297
Class B Common Stock, $.01 par value; authorized—3,000,000 shares; issued—622,762 shares; outstanding—536,562 shares;	6	6
Additional paid-in capital	331,795	331,795
Retained earnings	139,778	139,778
Common Treasury Stock—423,692 shares; as adjusted—423,692 shares	(3,901)	(3,901)
Preferred Treasury Stock—26,720 shares; as adjusted—26,720 shares	(528)	(528)
Deferred compensation and option shares	1,039	1,039
Accumulated other comprehensive income	9,582	9,582

Total stockholders’ equity	478,076	478,076

Total deposits, borrowed funds and stockholders’ equity	$7,542,750	$7,542,750

(1)	As of March 31, 2004, such shares had an aggregate liquidation preference of $5.9 million.

The table above excludes:

•	up to 1,791,575 shares of Class A Common Stock issuable by us if all outstanding shares of Series B Preferred Stock, and Class B Common Stock, including shares of restricted stock that may be forfeited and cancelled in the future if the restrictions are not satisfied, are converted as of May 17, 2004; and

•	3,878,439 shares of Class A Common Stock issuable upon exercise of options at a weighted average exercise price of $10.86 per share as of May 17, 2004, including the exercise of options for Class B Common Stock at a weighted average exercise price of $6.85 per share as of May 17, 2004, and options for Series B Preferred Stock at a weighted average exercise price of $11.92 per share as of May 17, 2004, and upon the conversion of such Class B Common Stock and Series B Preferred Stock into shares of Class A Common Stock.

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A Common Stock has been traded on the Nasdaq National Market since December 1985 under the symbol “BKUNA”. The following table shows the high and low sale prices of our Class A Common Stock as quoted on the Nasdaq National Market for our last three fiscal years and for fiscal 2004 through May 17, 2004. As of May 17, 2004 there were approximately 551 record holders of Class A Common Stock, 29,782,289 shares issued and 29,444,797 shares outstanding.

Stock price data on the Nasdaq National Market reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. No dividends were paid on the Class A Common Stock for the periods shown.

	High	Low

Fiscal Year Ended September 30, 2001:
1st Quarter	$8.50	$6.69
2nd Quarter	11.88	7.91
3rd Quarter	14.95	10.25
4th Quarter	15.90	12.00

Fiscal Year Ended September 30, 2002:
1st Quarter	$15.95	$12.74
2nd Quarter	15.90	12.90
3rd Quarter	19.48	14.46
4th Quarter	19.35	14.33

Fiscal Year Ended September 30, 2003:
1st Quarter	$17.46	$13.70
2nd Quarter	18.05	14.75
3rd Quarter	20.35	17.60
4th Quarter	23.09	19.20

Fiscal Year Ending September 30, 2004:
1st Quarter	$26.89	$20.90
2nd Quarter	29.80	24.80
3rd Quarter (through May 20, 2004)	30.25	24.18

DIVIDENDS

We have not paid a cash dividend on our Class A Common Stock in the past three years.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated.

	As of or for the Six Months Ended March 31,		As of or for the Fiscal Years Ended September 30,
	2004	2003	2003	2002	2001	2000	1999
	(unaudited)
Ratio of earnings to combined fixed charges (1)	1.37	1.27	1.28	1.22	1.13	1.11	0.97
Ratio of earnings to combined fixed charges and preferred stock dividends (2)	1.37	1.26	1.27	1.21	1.12	1.11	0.96

(1)	Due to the loss in 1999, the ratio coverage was less than 1.00. Additional earnings of $3.6 million would have had to been generated to have achieved a coverage ratio of 1.00.
(2)	Due to the loss in 1999, the ratio coverage was less than 1.00. Additional earnings of $4.4 million would have had to been generated to have achieved a coverage ratio of 1.00.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

We have set forth certain selected financial information in the table below for the periods and dates indicated. This information, other than for the six months ended March 31, 2004 and March 31, 2003, is derived from our audited consolidated financial statements and related notes for those periods. These tables should be read in conjunction with the financial statements and accompanying notes, which are incorporated by reference into this prospectus. The results for the six months ended March 31, 2004 and March 31, 2003 are unaudited and do not necessarily indicate the results that may be expected for the entire year.

	As of or for the Six Months Ended March 31,		As of or for the Years Ended September 30,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands, except per share data)
Operation Data:
Interest income	$159,040	159,550	$314,342	$327,857	$324,077	$295,315	$233,550
Interest expense	91,997	101,777	198,848	217,171	246,793	219,146	187,515

Net interest income	67,043	57,773	115,494	110,686	77,284	76,169	46,035
Provision for loan losses	2,175	2,550	5,425	9,200	7,100	4,645	7,939

Net interest income after provision for loan losses	64,868	55,223	110,069	101,486	70,184	71,524	38,096

Non-interest income:
Service and other fees, net	2,745	2,932	5,716	5,385	6,495	4,295	3,785
Net gain(loss) on sale of investments and mortgage-backed securities	(262)	755	4,604	1,557	1,837	—	—
Net gain(loss) on sale of loans and other assets	3,280	3,768	9,968	3,850	1,383	71	(4)
Other	4,408	4,342	8,181	6,692	5,214	3,231	1,019

Total non-interest income	10,171	11,797	28,469	17,484	14,929	7,597	4,800

Non-interest expenses:
Employee compensation and benefits	20,065	18,369	37,113	30,501	22,629	19,819	15,970
Occupancy and equipment	8,036	5,953	12,606	11,166	9,046	8,332	8,029
Insurance	727	569	1,166	1,089	1,000	1,221	1,683
Professional fees	2,344	2,347	4,610	5,342	3,267	3,193	3,084
Other	9,143	12,308	27,372	23,465	18,455	19,959	19,627

Total non-interest expense	40,315	39,546	82,867	71,563	54,397	52,524	48,393

Income (loss) before income taxes, and preferred stock dividends	34,724	27,474	55,671	47,407	30,716	26,597	(5,497)
Provision (benefit) for income taxes	11,136	9,082	16,551	17,086	11,620	10,833	(1,903)

Net income (loss)	23,588	18,392	39,120	30,321	19,096	15,764	(3,594)
Preferred stock dividends	180	158	316	257	649	790	773

Net income (loss) after preferred stock dividends	23,408	18,234	$38,804	$30,064	$18,447	$14,974	$(4,367)

Basic earnings (loss) per common share	$0.79	$0.72	$1.45	$1.20	$0.91	$0.82	$(0.24)
Diluted earnings (loss) per common share	$0.72	$0.67	$1.36	$1.12	$0.87	$0.81	$(0.24)
Weighted average number of common shares and common equivalent shares assumed outstanding during the period:
Basic	29,760	25,398	26,803	25,142	20,228	18,221	18,313
Diluted(1)	32,553	27,572	28,865	27,073	21,354	18,780	18,313
Financial Condition Data:
Total assets	$7,650,003	$6,610,146	$7,145,143	$6,028,548	$5,238,195	$4,552,069	$4,078,471
Loans receivable, net, and mortgage-backed securities(2)	6,803,346	5,697,418	6,004,569	4,849,999	4,332,336	3,700,492	3,246,455
Investments, overnight deposits, tax certificates, reverse repurchase agreements, certificates of deposit and other earning assets	478,121	312,442	618,196	685,990	461,276	401,481	295,213
Total liabilities	7,171,927	6,240,560	6,697,770	5,683,399	4,937,749	4,349,482	3,888,334
Deposits	3,426,244	3,072,212	3,236,106	2,976,171	2,653,145	2,609,538	2,279,798
Trust preferred securities and subordinated debentures	165,544	260,463	162,219	253,761	203,592	212,393	218,500
Borrowings(3)	3,638,430	3,002,495	3,339,807	2,614,892	2,196,429	1,673,024	1,546,648
Total stockholders’ equity	478,076	369,586	447,373	345,149	300,446	202,587	190,137
Common stockholders’ equity	472,219	364,241	441,917	340,910	297,620	193,241	180,984
Book value per common share	$15.77	$14.23	$14.88	$13.52	$11.88	$10.61	$9.88

	As of or for the Six Months Ended March 31,		As of and for the Fiscal Years Ended September 30,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands, except per share amounts and percentages)
Select Financial Ratios:
Performance Ratios:
Return (loss) on average assets(4)	0.66%	0.61%	0.61%	0.57%	0.42%	0.38%	(0.10)%
Return (loss) on average tangible common equity(4)	11.16	11.39	11.02	10.56	9.46	9.68	(3.79)
Return (loss) on average total equity(4)	10.40	10.40	10.14	9.58	8.20	8.09	(1.85)
Interest rate spread	1.83	1.88	1.75	1.98	1.55	1.74	1.12
Net interest margin	1.95	2.00	1.88	2.14	1.76	1.91	1.27
Dividend payout ratio(5)	0.76	0.86	0.81	0.85	3.40	5.01	NM
Total loans, net, and mortgage-backed securities to total deposits	202.17	195.98	185.55	162.96	163.29	141.81	142.40
Non-interest expense to average assets	1.13	1.31	1.30	1.34	1.20	1.27	1.28
Efficiency ratio(6)	52.21	56.84	57.56	55.84	58.99	62.70	95.20
Ratio of earnings to combined fixed charges (7)	1.37	1.27	1.28	1.22	1.13	1.11	0.97
Ratio of earnings to combined fixed charges and preferred stock dividends(8)	1.37	1.26	1.27	1.21	1.12	1.11	0.96
Asset Quality Ratios:
Non-performing loans to total loans	0.47%	0.91%	0.89%	0.70%	0.76%	0.58%	0.70%
Non-performing assets to total loans and real estate owned	0.54	1.04	0.99	0.79	0.84	0.68	0.85
Non-performing assets to total assets	0.33	0.64	0.59	0.53	0.60	0.55	0.69
Net charge-offs to average total loans	0.05	0.06	0.08	0.12	0.11	0.11	0.06
Loan loss allowance to total loans	0.48	0.53	0.52	0.51	0.42	0.35	0.36
Loan loss allowance to non-performing loans	102.71	58.17	59.20	72.53	56.00	61.20	52.45
Capital Ratio:
Average common equity to average total assets	6.25	5.77	5.53%	5.85%	4.94%	4.49%	4.08%
Average total equity to average total assets	6.33	5.86	6.05	5.92	5.13	4.72	5.16
Core capital-to-assets ratio(9)	7.20	7.47	7.24	7.77	7.12	7.49	7.86
Risk-based capital-to-assets ratio(9)	15.50	16.85	16.08	16.97	14.66	14.84	15.54

(1)	The effect of stock options and convertible securities was anti-dilutive for the year ended September 30, 1999.
(2)	Does not include mortgage loans held for sale.
(3)	Includes repurchase agreements, advances from the Federal Home Loan Bank of Atlanta, senior notes, and trust preferred securities and subordinated debentures.
(4)	Return is calculated before payment of preferred stock dividends.
(5)	The ratio of total dividends declared during the period (including dividends on our Preferred Stock and our Class A and Class B Common Stock) to total earnings for the period before dividends.
(6)	Efficiency ratio is calculated by dividing non-interest expenses by the sum of net interest income and non-interest income.
(7)	Due to the loss in 1999, the ratio coverage was less than 1.00. Additional earnings of $3.6 million would have had to been generated to have achieved a coverage ratio of 1.00.
(8)	Due to the loss in 1999, the ratio coverage was less than 1.00. Additional earnings of $4.4 million would have had to been generated to have achieved a coverage ratio of 1.00.
(9)	Regulatory capital ratio of the Bank.

NM=Not meaningful.

BUSINESS

General

BankUnited Financial Corporation is the holding company for BankUnited, FSB (the “Bank”), the largest banking institution headquartered in Florida based on assets. Our primary business consists of the Bank’s operations. The Bank, which was founded in 1984, offers a broad array of banking products and services to consumers and businesses located primarily in south Florida.

Our revenues consist mainly of interest earned on loans and investments and fees received for our financial services and products. Sources of funds also include deposits, borrowings, proceeds from issuances of our equity securities, sales of loans and securities, and loan servicing income. Our expenses consist primarily of interest paid on deposits and borrowings and expenses incurred in providing services and products. At March 31, 2004, we had assets of $7.7 billion, loans of $4.7 billion, liabilities of $7.2 billion, deposits of $3.4 billion and stockholders’ equity of $478 million. The Bank’s distribution system includes 47 full service banking offices, four mortgage production offices, an extensive wholesale network for originating loans through mortgage broker relationships, and channels for conducting business through automated teller machines, PC banking, telebanking and internet banking.

Fiscal 2003 Developments

We continued to build our management team during fiscal 2003 and realigned responsibilities in accordance with our marketing strategies. The Bank strengthened its commercial lending and commercial real estate lending teams and infrastructure to expand these business lines. These business lines are making a transition from focusing on large corporate participations to emphasizing middle market commercial relationships that are more stable. A new “micro-market” strategy was launched for the consumer banking area and expanded to encompass small business customers. This strategy focuses on the specific needs of the diverse communities comprising the south Florida market, with the goal of providing a neighborhood banking experience combined with a competitive array of products and services.

Lending Activities

Our lending activities are targeted mainly at increasing customer relationships and loan originations in our commercial lending and commercial real estate areas, and on continuing to increase residential mortgage loan originations and consumer loan originations, including specialty consumer mortgage loan originations.

Applicable regulations permit us to engage in various categories of secured and unsecured commercial and consumer lending, in addition to residential real estate financing, subject to limitations on the percentage of total assets attributable to certain categories of loans. An additional regulatory limitation requires that certain types of loans only be made in aggregate amounts that do not exceed specified percentages of the Bank’s capital.

One-to-four Family Residential Mortgage Lending.    We originate both adjustable and fixed rate one-to-four family loans typically secured by first mortgages on the borrower’s primary or secondary residence. We offer an extensive array of residential mortgage products and originate loans for both the Bank’s loan portfolio and for sale or securitization in the secondary market to governmental agencies or other investors. Mortgage loans are originated primarily through our network of mortgage brokers, internal retail loan originators, our branch sales force and our mortgage operations centers. These distribution channels allow us to cost-effectively generate high levels of loan volume as well as to offer additional products and services to loan customers through our retail banking offices.

Our first mortgage loans generally have contractual maturities of between 15 and 30 years. However, residential loans typically remain outstanding for shorter periods than their contractual maturities because borrowers prepay the loans in full upon sale of the mortgaged property or upon refinancing of the original loan.

At March 31, 2004, $3.9 billion, or 82% of total loans, including loans held for sale, consisted of one-to-four family residential loans, including our specialty consumer mortgage loans made through the consumer lending area, of which $2.8 billion, or 72% were adjustable rate mortgage (“ARM”) loans and $1.1 billion, or 28%, were fixed rate mortgage loans. At September 30, 2003, $3.6 billion, or 84% of total loans, including loans held for sale, consisted of one-to-four family residential loans, including our specialty consumer mortgage loans made through the consumer lending area, of which $2.3 billion, or 64%, were ARM loans and $1.3 billion, or 36%, were fixed rate mortgage loans. Our ARMs generally have interest rates that adjust after an initial fixed-rate period. More than half of our ARM loans reprice after an initial period of five years.

At March 31, 2004, our total loan portfolio included approximately $146 million, or 3.8% of purchased one-to-four family residential mortgage loans serviced by others. At September 30, 2003, these loans made up approximately $207 million, or 5%, of our total loan portfolio. The balance of these loans, which were purchased prior to 2000 and comprised $692 million, or 17%, of our total loan portfolio as of September 30, 2002, declined significantly during 2003 due to loan pre-payments, and is expected to continue decreasing. We ceased purchasing wholesale residential mortgage loans in the secondary market during fiscal 1999 and expect to continue focusing on originations.

For the fiscal years ended 2003, 2002, and 2001, interest income generated from one-to-four family residential mortgage loans represented 91%, 91%, and 88%, respectively, of total interest income generated from loans.

Consumer Lending.    Our consumer lending originations are generated through our branch network, and consist of our specialty consumer mortgage loans, home equity loans and lines, and to a lesser extent, lines of credit, automobile and boat loans.

Our specialty consumer mortgage loans offer our customers the convenience of an accelerated application, review and approval process. The loans are both adjustable and fixed rate first mortgage loans secured by owner occupied, single-family residences. These loans have contractual terms of up to 30 years, with the majority of these loans having 15 year maturities, but tend to prepay at a much faster rate than their contractual maturities. Origination of these specialty consumer mortgages totaled $120 million, or 59% of the total consumer lending production for the first six months of fiscal 2004, and $420 million, or 74% of the total consumer loan production for fiscal 2003, as compared to $264 million, or 71% of total consumer lending production of fiscal 2002. For financial statement and tabular presentation purposes, the specialty consumer mortgage loan balances of $658 million as of March 31, 2004, $613 million as of September 30, 2003 and $317 million as of September 30, 2002 are combined with one-to-four family residential mortgages.

Home equity lines of credit are made with adjustable rates indexed to the prime rate, and generally have maturities of 15 years or less with mandatory repayment during the last 5 years. Home equity loans are fixed rate loans with maturities up to 15 years. Automobile and boat loans are offered on a fixed rate basis.

The underwriting standards employed by us for consumer loans include a determination of the applicant’s payment history on other debts, an assessment of the borrower’s ability to make payments on the proposed loan and other indebtedness and a review of the value of the collateral. In addition, we utilize an on-line application and credit scoring system to assist in determining an applicant’s creditworthiness.

Commercial Real Estate and Multi-Family Lending.    Our commercial real estate lending area originates and participates in commercial real estate loans, and to a lesser degree, multi-family loans. This business line also makes real estate construction loans and land loans. Loans made by this business line may have fixed or variable interest rates. Our commercial real estate strategy is to increase originations by developing long-term relationships with businesses, real estate developers, investors, and other professionals in the real estate market. The commercial real estate loan portfolio includes loans secured by apartment buildings, office buildings, industrial/warehouses, retail centers and other properties located primarily in our market area.

Real Estate Construction Lending.    We make real estate construction loans to builders and real estate developers for the construction of commercial and single and multi-family real estate. These loans are primarily secured by single family homes, condominiums, apartments, retail centers, industrial warehouse properties, office buildings, medical facilities or other property. The loans are structured to be converted to permanent loans at the end of the construction phase, which usually runs from 12 to 60 months. The loans generally provide for the payment of interest and loan fees from loan proceeds and are underwritten to the same standards as commercial real estate loans. Because of the uncertainties inherent in estimating construction costs and the market for the project upon completion, it is often difficult to determine the total loan funds that will be required to complete a project, the related loan-to-value ratios and the likelihood of a project’s ultimate success. Construction loans to borrowers other than owner-occupants also involve many of the same risks applicable to commercial real estate loans and tend to be sensitive to general economic conditions.

Land.    We make land loans to individuals for the purchase of land for their residences, as well as to builders and real estate developers for the purchase of land slated for future commercial development. We generally require that the properties securing land loans be developed within 12 to 18 months and these loans generally have a lower loan-to-value ratio than other commercial real estate loans.

Commercial Lending.    We make and participate in both secured and unsecured commercial business loans to companies in our market area. The strategy for commercial lending focuses on forming and maintaining customer relationships with primarily middle market companies doing business in south Florida. The majority of our commercial business loan portfolio is secured by real estate, accounts receivable, inventory, equipment, and/or general corporate assets of the borrowers, as well as the personal guarantee of the principal. We also make and participate in loans guaranteed by third parties. Commercial business loans not secured by real estate may have fixed or variable interest rates and are typically originated for maturities ranging from one to five years. While commercial business loans are generally made for shorter maturities and at higher yields than mortgage loans, these loans may involve a higher level of risk because of the difficulty in liquidating the underlying collateral in the event of default. We are diversifying our commercial lending and small business portfolios in pursuit of higher returns within the context of our conservative credit culture.

Mortgage Loan Servicing

We sell a portion of the mortgage loans that we originate, primarily through securitization of residential mortgage loans that conform to Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) standards. Loans that are securitized are delivered to FNMA or FHLMC, and we receive a security, guaranteed as to payment of principal and interest, which it may retain or sell to investors. In addition to servicing the loans that we originate, we generally retain the right to service loans that we have securitized and sold to investors or sponsoring agencies under mortgage-backed securities programs. We receive fees for servicing loans, which are collected from the borrowers’ payments and generally expressed as a percentage of the unpaid principal balance. The fees received for mortgage servicing rights arising from the securitization and sale of loans to sponsoring agencies are either negotiated or set by the sponsoring agencies. The fees received for mortgage servicing rights arising from the securitization and sale of loans to independent third parties are negotiated with those parties. At March 31, 2004, we were servicing approximately $1.2 billion in loans for others. At September 30, 2003, 2002, and 2001 we were servicing approximately $1 billion, $559 million, and $349 million in loans for others. As of March 31, 2004 and September 30, 2003, we had mortgage servicing rights with a carrying amount of $13.6 million and $12.9 million, respectively. We, however, are subject to the risk that a decline in the market rates of interest for mortgage loans or other economic conditions may cause a revaluation of its servicing assets as borrowers refinance or otherwise prepay higher interest rate loans.

We are subject to certain costs and risks related to servicing delinquent loans. Servicing agreements relating to the mortgage-backed security programs of FNMA and FHLMC require the servicer to advance funds to make scheduled payments of interest, taxes and insurance, and in some instances principal, even if such payments have not been received from the borrowers. In general, we recover substantially all of the advanced funds upon cure of default by the borrower, or through foreclosure proceedings and claims against agencies or companies that have insured or guaranteed the loans. Certain servicing agreements for loans sold directly to other investors require us to remit funds to the loan purchaser only upon receipt of payments from the borrower and, accordingly, the investor bears the risk of loss.

Deposits

We offer transaction accounts which include personal and commercial checking accounts, and negotiable order of withdrawal (“NOW”) accounts. We also offer a variety of deposit products ranging from money market and regular savings accounts to certificates of deposit with maturities of up to five years. Core deposits, which include all deposits except certificates of deposit, provide BankUnited with a source of funds that have a lower cost. For this reason, our strategy focuses on building core deposits through our marketing initiatives and service efforts, branch expansion, and the offering of competitive products and rates.

The following table sets forth average amounts and average rates paid on each of BankUnited’s deposit categories for the periods indicated:

	As of March 31,		For the Years ended September 30,
	2004		2003		2002
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Savings accounts	$915,182	1.67%	$769,335	1.85%	$721,206	2.71%
Demand accounts:
Non-interest-bearing.	200,675	—	149,590	—	103,819	—
Interest bearing (NOW)	255,906	1.09	252,156	1.37	145,520	1.68
Money market	112,275	0.96	158,356	1.23	143,066	2.23
Certificates of deposit	1,798,060	2.96	1,751,039	3.60	1,762,399	4.54

Total average deposits	$3,282,098		$3,080,476		$2,876,010

Investments and Mortgage-Backed Securities

We maintain an investment portfolio consisting of U.S. Government and agency securities, mortgage-backed securities, trust preferred securities issued by others, and other investments. Federal regulations limit the instruments in which we may invest our funds. Our current investment policy permits purchases primarily of securities which are rated investment grade by a nationally recognized rating agency, however, substantially all of the investments in our portfolio at March 31, 2004 was rated in one of the two highest grades.

The majority of our investment portfolio consists of mortgage-backed securities which are primarily acquired for their liquidity, yield, and credit characteristics. Such securities may be used as collateral for borrowing or pledged as collateral for certain deposits, including public funds deposits. Mortgage-backed securities acquired include fixed and adjustable-rate agency securities (Government National Mortgage Association, FNMA and FHLMC), private issue securities and collateralized mortgage obligations. We also securitize residential mortgage loans with FNMA and FHLMC. At March 31, 2004 and September 30, 2003, our investments and mortgage backed securities totaled $2.2 billion and $2.1 billion, respectively.

MANAGEMENT

The following sets forth information concerning our directors and executive officers:

Name	Age	Position
Alfred R. Camner	59	Chief Executive Officer and Chairman of the Board of Directors(1)

Lawrence H. Blum	60	Vice Chairman of the Board of Directors(1)

Ramiro A. Ortiz	53	President, Chief Operating Officer and Director

Humberto L. Lopez	44	Senior Executive Vice President, Chief Financial Officer

Douglas B. Sawyer	47	Executive Vice President, Consumer Banking

Robert Marsden	62	Executive Vice President, Operations

Roberta R. Kressel	49	Executive Vice President, Human Resources

Carlos R. Fernandez-Guzman	48	Executive Vice President, Marketing

Abel L. Iglesias	42	Executive Vice President, Corporate and Commercial Banking

Clay F. Wilson	44	Executive Vice President, Commercial Real Estate

Felix M. Garcia	54	Executive Vice President, Risk Management

Robert L. Green	43	Executive Vice President, Residential Lending

Gary Laurash	48	Senior Vice President and Treasurer(5)

Bernardo M. Argudin	53	Senior Vice President and Corporate Controller

Marc D. Jacobson	61	Director

Hardy C. Katz	62	Director(2),(3)

Allen M. Bernkrant	73	Director(2),(3),(4)

Neil H. Messinger, M.D.	65	Director(1),(3),(4)

Sharon A. Brown	59	Director(2)

Dr. Albert E. Smith	73	Director

Lauren Camner	29	Vice President, Investor Relations, Website Manager and Director of the Bank

(1)	Indicates member of the Executive Committee
(2)	Indicates member of the Audit Committee
(3)	Indicates member of the Compensation Committee
(4)	Indicates member of the Corporate Governance and Nominating Committee
(5)	The executive has tendered his resignation to be effective as of June 2, 2004.

Alfred R. Camner has served as our Chairman of the Board and Chief Executive Officer since 1993, our President from 1993 to 1998 and from, 2001 to 2002, and our Chief Operating Officer from 2001 to 2002. He has also served as the Bank’s Chairman of the Board and Chief Executive Officer since 1984, President from 1984 to 1993, from 1994 to 1998, and from 2001 to 2002, and Chief Operating Officer from 2001 to 2002. He has been the Senior Managing Director of the law firm Camner, Lipsitz and Poller, P. A. and its predecessor since 1973. Mr. Camner was General Counsel to CSF Holdings, Inc. and its subsidiary, Citizens Federal Bank, from 1973 to 1996, when Citizens Federal Bank was sold to NationsBank, Inc. He was also a director and Executive Committee member of Loan America Financial Corporation from 1985 until its sale to Barnett Bank, N.A., in 1994.

Lawrence H. Blum has served as our Vice Chairman of the Board of Directors since 1993. He has also served as the Bank’s Vice Chairman of the Board since 1984, and its Secretary since 2002. Mr. Blum has also served as the Managing Director of Rachlin, Cohen & Holtz LLP, certified public accountants and consultants, since 1992 and has been a partner there since 1972.

Ramiro A. Ortiz has served as a director and our President and Chief Operating Officer since August 2002. He has also served as a director of the Bank and as its President and Chief Operating Officer during that time. He previously served as Chairman and Chief Executive Officer, from July 2002 to August 2002, as President, from 1996 to August 2002, and as Executive Vice President of Community Banking from 1987 to 1996, of SunTrust Bank, Miami. He was also the Chairman of the Greater Miami Chamber of Commerce from 2001 to 2002 and the Campaign Co-Chair of the United Way of Dade County in 1999.

Humberto L. Lopez has served as our Senior Executive Vice President from 2001, and our Executive Vice President of Finance from 1999 to 2001. He has also served as our Chief Financial Officer and the Bank’s Chief Financial Officer since 1999. He was previously a Director from 1998 to 1999 at PricewaterhouseCoopers LLP. Mr. Lopez also served as the Chief Financial Officer from 1997 to 1998, and the Regional Financial Officer from 1993 to 1996, of Barnett Bank, South Florida and its successor by merger, NationsBank, Inc. in south Florida.

Douglas B. Sawyer has served as the Executive Vice President of Consumer Banking for the Bank since October 2003, and as Executive Vice President of Wealth Management since February 2003. He previously served as the Executive Vice President of Retail from 2002 to 2003, Private Client Services from 2000 to 2002, and as a Senior Vice President, from 1997 to 2000, for SunTrust Bank, Miami.

Robert Marsden has served as the Executive Vice President of Operations for the Bank since 2002. He also served as the Executive Vice President of Operations from 1998 to 2002, of SunTrust Bank, Miami and was an Account Manager from 1995 to 1998, at The SCA Group.

Roberta R. Kressel has served as the Executive Vice President of Human Resources for the Bank since January 2003. She was previously the Vice President of Human Resources from 2001 to 2002, at Kemper National Services. Ms. Kressel also served as a Senior Vice President, Human Resources Relationship Manager from 2000 to 2001, and a Senior Vice President, Human Resources Manager from 1998 to 2000, at SunTrust Bank, South Florida and SunTrust Bank, Miami.

Carlos R. Fernandez-Guzman has served as the Executive Vice President of Marketing for the Bank since February 2003. He previously served as the Executive Vice President, Chief Operating Officer and Director from 1999 to 2003, of XTec, Incorporated. Mr. Fernandez-Guzman was also the President, Chief Operating Officer and Director from 1995 to 1999 at CTI, and the Executive Vice President of Market Development, from 1992 to 1995, at American Savings of Florida.

Abel L. Iglesias was appointed the Executive Vice President of Corporate and Commercial Banking for the Bank in May 2003. He previously served as the Executive Vice President and Chief Lending Officer from 1998 to May 2003, of Colonial Bank, South Florida Region. Mr. Iglesias was also the Executive Vice President and Chief Lending Officer from 1992 to 1998, of Eastern National Bank.

Clay F. Wilson was appointed the Executive Vice President in May 2003, and previously served as a Senior Vice President from 1999 to May 2003, of Commercial Real Estate, for the Bank. He previously served as the Group Senior Vice President from 1996 to 1999, and the Vice President from 1991 to 1996, of Commercial Real Estate, at Barnett Bank, South Florida and its successor by merger, NationsBank, Inc. in south Florida.

Felix M. Garcia was appointed the Bank’s Executive Vice President of Risk Management in June 2003. He also served as a Executive Vice President and Senior Lender at Eagle National Bank, from 2002 to 2003, Executive Vice President and Head of Domestic Lending at Hamilton Bank, from 2000 to 2002, and Executive Vice President and Head of Corporate Lending at Union Planters Bank, from 1999 to 2000. Mr. Garcia also worked at Republic National Bank from 1985 to 1999, serving as its Executive Vice President and Chief Credit Officer from 1993 to 1999.

Robert L. Green has served as the Executive Vice President of Residential Lending for the Bank since March 2004, and the Senior Vice President, National Wholesale Sales Manager, of the Bank, since June 2002. He previously served as a Vice President, Branch Manager from June 2001 to June 2002 at Greenpoint Mortgage, and as a Regional Sales Manager for Loantrader.com, from May 2000 to June 2001. He also served as an Area Sales Manager for GE Capital Mortgage from 1998 to May 2000.

Gary Laurash has served as our Senior Vice President and Treasurer since January 2003 and for the Bank since November 2000. Mr. Laurash previously served as the First Vice President of MBNA America from 1998 to 2000 and as the First Vice President/Administration Director of MBNA Marketing Systems, Inc. from 1996 to 1998.

Bernardo M. Argudin has served as our Senior Vice President and Corporate Controller since August 2003. He served as the First Vice President, Comptroller and Chief Compliance Officer of Dresdner Bank Lateinamerika, AG, Miami Agency, from 2000 to 2003. Mr. Argudin was the Executive Vice President and Chief Financial Officer from 1994 to 1999 of Republic National Bank of Miami and a Vice President and Chief Financial Officer of Republic Banking Corporation from 1992 to 1999.

Marc D. Jacobson has served as a director since 1993, and Secretary from 1993 to 1997. He has also served as a director of the Bank since 1984, and its Secretary, from 1985 to 1996. Mr. Jacobson has been the Senior Vice President of Head-Beckham AmerInsurance Agency, Inc., and its predecessor, Head-Beckham Insurance Agency, Inc. since 1990.

Hardy C. Katz has served as one of our directors and a director of the Bank since March 2002. He has been the Vice President of Finance for both Communications and Show Management, Inc., a trade show and management company, and Industry Publishers, Inc., a publishing company, since 1972. Mr. Katz has also served as the managing partner of BiZBashFla, LLC, a publishing and trade show company, since 2003.

Allen M. Bernkrant has served as one of our directors and a director of the Bank since 1993, and BankUnited, since 1985. He has been a private investor in Miami, Florida since 1990.

Neil H. Messinger, M.D has served as one of our directors and a director of the Bank since 1996. He is a Radiologist and has served as the President of Radiological Associates, Professional Association since 1986. Dr. Messinger has also been the Chairman of Imaging Services of Baptist Hospital since 1986.

Sharon A. Brown has served as one of our directors and a director of the Bank since January 2003. She recently retired from her position at the University of Miami as the Director of Alumni and External Affairs, which she held from 2002, and served as Assistant Dean for Administration and Development from 1992 to 2001 of the University of Miami School of Business Administration. Ms. Brown was a Partner from 1979 to 1992 at Coopers and Lybrand, certified public accountants, where her clients included financial institutions, nonprofit organizations and major organizations in government and education. She recently served as a member of the Audit Committee of the School Board of Miami-Dade County, and served on the five-member citizen board appointed in 1998 to oversee the financial recovery of the City of Miami. She has also served as a Director of the United Way of Miami-Dade County from 1988 until June 2003. She is a member of the American Institute of Certified Public Accountants and of the Florida Institute of Certified Public Accountants, (FICPA) of which she served as President in 1989 and as a member of the Board of Governors from 1978 to 1995 and of the Executive

Committee from 1980 to 1986. The Florida House of Representatives has recognized Ms. Brown for her service as President of the FICPA and for having devoted most of her professional career to improving the quality and integrity of local government audits.

Dr. Albert E. Smith has served as one of our directors and a director of the Bank since November 2003. He has served as the President of Florida Memorial College since 1993 and served as President of South Carolina State College from 1986 to 1993. Dr. Smith currently serves as a director of the Greater Miami Chamber of Commerce and the Orange Bowl Committee and as the Vice Chair on the Miami-Dade County Social and Economic Development Council. He is a member of the Executive Committee of The College Fund/UNCF.

Lauren Camner was appointed to the Bank’s Board of Directors on May 19, 2004 and has served as our Vice President, Investor Relations since 2004 and as our Vice President, Website Manager since 2000. She has served as our Corporate Communications Officer since 2002. She has also served in various capacities in our marketing department since 1999. Ms. Camner is a Certified Public Accountant and has a Masters in Business Administration from the University of Miami School of Business Administration. She is the daughter of our Chairman and Chief Executive Officer Alfred R. Camner.

DESCRIPTION OF NOTES

We issued the notes under an indenture dated February 27, 2004 between us and U.S. Bank National Association, as trustee (the “trustee”). The terms of the notes include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the indenture was previously filed with the SEC.

We have summarized provisions of the notes below. It is important for you to consider the information contained in this prospectus before making your decision to invest in the notes.

The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of the notes. You may request copies of these documents at our address set forth under the caption “Summary.”

For purposes of this section, when we refer to “BankUnited,” “we,” “our,” or “us,” we refer only to BankUnited Financial Corporation, a Florida corporation, and not to its subsidiaries.

General

The notes offered hereby:

•	are limited to $120,000,000 aggregate principal amount;

•	bear interest at a rate of 3.125% per annum, payable semi-annually, in arrears, on each March 1 and September 1, beginning September 1, 2004 to the holders of record at the close of business on the preceding February 15 and August 15, respectively;

•	accrue contingent interest, which may be payable as set forth below under “—Contingent Interest”;

•	bear additional amounts if we fail to comply with certain obligations set forth below under “—Registration Rights”;

•	are issued only in denominations of $1,000 principal amount and multiples thereof;

•	are senior unsecured obligations of BankUnited, are subordinated to our secured indebtedness to the extent of the collateral securing such indebtedness and rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness and senior to any of our subordinated indebtedness; as indebtedness of BankUnited, the notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries;

•	are convertible into our shares of Class A Common Stock at an initial conversion rate of 26.2771 shares per $1,000 principal amount of the notes (which represents a conversion price of approximately $38.06 per share) under the conditions and subject to such adjustments as are described under “—Conversion Rights”;

•	are redeemable by us beginning on March 1, 2011 at any time as a whole, or from time to time in part, at a redemption price in cash equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including contingent interest and additional amounts, if any) to, but not including, the redemption date as described under “—Optional Redemption by Us”;

•

are subject to repurchase by us for cash at the option of the holders on March 1 of 2011, 2014, 2019, 2024 and 2029, or upon a fundamental change, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest (including contingent interest and additional amounts, if any) to, but not including, the repurchase date as described under “—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a fundamental change”; and

•	are due on March 1, 2034, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders.

The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional indebtedness (secured or otherwise) or issuing or repurchasing our other securities. The indenture also does not protect the holders in the event of a highly leveraged transaction or a change of control of BankUnited, except to the limited extent described under “—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a fundamental change.”

The notes will be our senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be subordinated to all of our existing and future secured indebtedness. As of March 31, 2004, BankUnited Financial Corporation, the holding company, had total indebtedness of approximately $286 million. As of March 31, 2004, our subsidiaries had approximately $3.4 billion in outstanding indebtedness (which included approximately $3.4 billion of total secured indebtedness). The notes will also be effectively subordinated to the liabilities of our subsidiaries, including, but not limited to, the Bank’s depositors.

No sinking fund is provided for the notes. The notes are issued only in registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof.

Holders may present definitive notes for conversion, registration of transfer and exchange at our office or agency in New York City, which shall initially be the office of the trustee. For information regarding registration of transfer and exchange of global notes, see “—Global Notes, Book Entry Form.” No service charge is required for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange.

Interest

The notes bear interest at a rate of 3.125% per annum from February 27, 2004. We will also pay contingent interest on the notes in the circumstances described under “—Contingent Interest.” We will pay interest semi-annually on March 1 and September 1 of each year beginning September 1, 2004, to the holders of record at the close of business on the preceding February 15 and August 15, respectively. There are two exceptions to the preceding sentence:

•

In general, we will not pay accrued interest on any notes that are converted into shares of our Class A Common Stock. See “—Conversion Rights.” If a holder of notes converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that the holder surrenders notes for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date or (2) any overdue interest exists at the time of conversion with respect to the notes converted, but only to the extent of the amount of such overdue interest. Accordingly, under the circumstances described in clause (1), a holder of notes who chooses to convert those notes on a date that is after a record date but prior to the corresponding interest payment date will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of regularly scheduled interest it will receive on the interest payment date.

•	We will pay interest to a person other than the holder of record on the record date if we elect to redeem the notes on a date that is after a record date but on or prior to the corresponding interest payment date with respect to those notes that are redeemed. In this instance, we will pay accrued interest on the notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those notes.

Except as provided below, we will pay interest on:

•	the global note to DTC in immediately available funds;

•	any definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those notes; and

•	any definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those notes.

At maturity, interest on the definitive notes will be payable at the office of the trustee. We will make payments of interest at maturity on global notes to DTC, in immediately available funds.

Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights

General

Holders may convert any outstanding notes into shares of our Class A Common Stock, subject to the conditions described below, at an initial conversion rate of 26.2771 shares per $1,000 principal amount (which represents a conversion price of approximately $38.06 per share). The conversion rate is subject to adjustment as described below. Upon a conversion, we will have the right to deliver cash or a combination of cash and shares of our Class A Common Stock, as described below. We will not issue fractional shares of Class A Common Stock upon conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the sale price of our Class A Common Stock on the business day immediately preceding the conversion date. Holders may convert notes only in denominations of $1,000 principal amount and multiples thereof.

If a holder exercises its right to require us to repurchase its notes as described under “—Repurchase of Notes at the Option of Holders,” such holder may convert its notes into shares of our Class A Common Stock only if it withdraws its applicable repurchase notice and converts its notes prior to the close of business on the business day immediately preceding the repurchase date.

If we are a party to a consolidation, merger or binding share exchange pursuant to which shares of our Class A Common Stock are converted into cash, securities or other property, then at the effective time of the transaction, the right to convert such notes into Class A Common Stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its note immediately prior to the transaction. If the transaction constitutes a “fundamental change,”

as defined below, the holder can require us to purchase all or a portion of its notes as described under “—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a fundamental change” instead of converting such notes pursuant to this provision.

Conversion upon satisfaction of Class A Common Stock market price conditions

You may surrender any of your notes for conversion into shares of our Class A Common Stock prior to the stated maturity during any fiscal quarter after the fiscal quarter ending March 31, 2004 if the sale price of our Class A Common Stock exceeds 125% of the then current conversion price for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter.

The “sale price” of our Class A Common Stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) as reported in composite transactions for the principal U.S. securities exchange on which the Class A Common Stock is traded or, if the Class A Common Stock is not listed on a U.S. national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation system or by the National Quotation Bureau Incorporated. In the absence of such a quotation, the board of directors of BankUnited will make a good faith determination of the sale price, which shall be conclusive.

Conversion upon specified corporate transactions

Even if the market price contingency described above under “—Conversion Rights—Conversion upon satisfaction of Class A Common Stock market price conditions” has not occurred, if we elect to:

•	distribute to all holders of our Class A Common Stock certain rights or warrants entitling them to purchase shares of our Class A Common Stock at less than the closing price of our Class A Common Stock at the time of the distribution of the rights other than pursuant to a stockholder rights plan, or

•	distribute to all holders of our Class A Common Stock our assets, cash, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 15% of the closing price of the Class A Common Stock on the day preceding the declaration date for such distribution, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place; provided that a holder may not exercise this right to convert if the holder will otherwise participate in the distribution without conversion.

In addition, if (1) we are party to a consolidation, merger or binding share exchange pursuant to which our Class A Common Stock would be converted into cash, securities or other property or (2) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) (other than the Camner family and their heirs, lineal descendants, trusts, foundation and similar family affiliated entities, legatees and legal representatives of any of the foregoing and the trustee of any bona fide trust of which one or more of the foregoing are the sole beneficiaries or the grantors thereof (the “Camner Family”), unless, after giving effect to such transaction (1) our Class A Common Stock ceases to be listed on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system for automated dissemination of quotations of securities prices or (2) less than 20% of the outstanding shares of our Class A Common Stock remain beneficially owned by persons other than the Camner Family) becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors, a holder may surrender notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction or event until 15 days after the actual date of such transaction or event.

Conversion upon notice of redemption

A holder may surrender for conversion any notes we call for redemption at any time prior to the close of business on the business day prior to the redemption date, even if the notes are not otherwise convertible at that time. If a holder already has delivered a repurchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion Procedures

General

By delivering to the holder the number of shares issuable upon conversion together with a cash payment in lieu of any fractional shares, or cash or a combination of cash and shares of our Class A Common Stock in lieu thereof, we will satisfy our obligation with respect to the conversion of the notes. That is, accrued interest (including contingent interest and additional amounts, if any) will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accrued interest, including contingent interest and additional amounts, if any.

If the holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those notes, notwithstanding the conversion of notes prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a note, that if the holder surrenders any notes for conversion during such period, such holder must pay us at the time such holder surrenders its note for conversion an amount equal to the interest that has accrued and that will be paid on the notes being converted on the interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date or (2) any overdue interest exists at the time of conversion with respect to the notes converted but only to the extent of the amount of such overdue interest. Accordingly, under the circumstances described in clause (1), a holder of notes who chooses to convert those notes on a date that is after a record date but prior to the corresponding interest payment date, will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of regularly scheduled interest it will receive on the interest payment date.

Holders of notes are not required to pay any taxes or duties relating to the issuance or delivery of our Class A Common Stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the Class A Common Stock in a name other than the name of the holder of the note. Certificates representing shares of our Class A Common Stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

Procedures

To convert interests in a global note, the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. To convert a definitive note, the holder must:

•	complete and manually sign the conversion notice on the back of the note (or a facsimile thereof);

•	deliver the completed conversion notice and the note to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest on the note to be converted, including contingent interest and additional amounts, if any, on the notes to be converted to which the holder is not entitled, as described in the second preceding paragraph and below in “—Contingent Interest;” and

•	pay all taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. A holder will not be entitled to any rights as a holder of our Class A Common Stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the conversion is effective.

If we elect to settle in Class A Common Stock only, a certificate for the number of full shares of Class A Common Stock into which the notes are converted (and cash in lieu of fractional shares) will be delivered to such holder, assuming all of the other requirements have been satisfied by such holder, as soon as practicable after we issue our notification of our chosen method of settlement, which we must issue on the date that is three trading days following receipt of the conversion notice. If we elect to settle in cash or a combination of cash and Class A Common Stock, the cash and, if applicable, a certificate for the number of full-shares of Class A Common Stock into which the notes are converted (and cash in lieu of fractional shares) will be delivered to such holder, assuming all of the other requirements have been satisfied by such holder, on the 31st trading day following receipt of the conversion notice, unless the holder submits its conversion notice within 30 trading days prior to maturity.

If a holder exercises its right to require us to repurchase its notes as described under “—Repurchase of Notes at the Option of Holders,” such holder may convert its notes as provided above only if it withdraws its applicable repurchase notice and converts its notes prior to the close of business on the business day immediately preceding the applicable repurchase date.

If we:

•	reclassify our Class A Common Stock into other another class of stock (other than changes resulting from a subdivision or a combination); or

•	consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of all of our Class A Common Stock receive cash, securities or other property (including cash or any combination thereof) with respect to or in exchange for all of their Class A Common Stock, then at the effective time of the transaction, the right to convert a note into our Class A Common Stock will be changed into a right to convert a note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such notes immediately prior to the transaction. If the transaction constitutes a “fundamental change,” as defined below, the holder can require us to repurchase all or a portion of its notes as described under “—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a fundamental change.”

Payment Upon Conversion

In lieu of delivery of shares of our Class A Common Stock, and pursuant to the procedures described below, we may elect to deliver to holders surrendering notes either cash, or a combination of cash and shares of our Class A Common Stock.

On the first date the notes become convertible under the circumstances described above in “—Conversion Rights,” we will notify holders in writing of our method for settling the principal amount of the notes upon conversion (“principal conversion settlement election”). This notification, once provided to holders on the date the notes first become convertible, regardless of any holder’s decision to convert, is irrevocable and legally binding with regard to any conversion of the notes. As such, the conversion settlement election made on the first date the notes become convertible remains in force if the notes cease to be convertible but subsequently become convertible again.

Until the notes are surrendered for conversion, we will not be required to notify holders of our method for settling the excess amount (“excess amount”) of our conversion obligation relating to the amount of the conversion value (the product of the closing sale price for our Class A Common Stock on a given day multiplied by the then current conversion rate) above the principal amount, if any (“excess conversion obligation”).

Conversion On or Prior to 31 Trading Days Prior to Maturity.    If we receive a holder’s conversion notice on or prior to the day that is 31 trading days prior to the stated maturity of the notes (the “final notice date”), the following procedures will apply:

•	Settlement of our conversion obligation relating to the principal amount of the notes will be according to the principal conversion settlement election we will have already made.

•	We will notify the holder through the trustee, at any time on the date that is three trading days following receipt of the holder’s conversion notice (the “settlement notice period”), of the method we choose to settle the excess conversion obligation, as applicable. Specifically we will indicate whether settlement of the excess conversion obligation will be 100% in Class A Common Stock, 100% in cash or in a combination of cash and Class A Common Stock. If we elect to settle the excess conversion obligation in a combination of cash and Class A Common Stock, we will specify the percentage of each obligation to be settled in cash. We will treat all holders converting on the same trading day in the same manner. We will not, however, have any obligation to settle the excess conversion obligation arising on different trading days in the same manner. That is, we may choose on one trading day to settle in Class A Common Stock only and choose on another trading day to settle in cash or a combination of Class A Common Stock and cash.

•	Settlement of 100% in Class A Common Stock of our conversion obligation with respect to the principal amount of the notes and the excess conversion obligation, will occur as soon as practicable after we notify the holders that we have chosen this method of settlement. Settlement of any portion of our conversion obligation, including the principal amount and/or excess amount, in cash or in a combination of Class A Common Stock and cash will occur on the third trading day following the final trading day of the 20 trading day period beginning on the final trading day following the settlement notice period (the “cash settlement averaging period”).

•	Settlement amounts will be computed as follows:

1.	If we elect to satisfy our entire conversion obligation, including principal amount and excess amount, in shares of Class A Common Stock (other than with respect to fractional shares), we will deliver to a holder a number of shares of Class A Common Stock, for each $1,000 original principal amount principal amount of notes, equal to the applicable conversion rate.

2.	If we elect to satisfy our entire conversion obligation in cash, including principal amount and excess amount, we will deliver to a holder, for each $1,000 original principal amount of notes, cash in an amount equal to the product of (i) the applicable conversion rate multiplied by (ii) the average closing sale price of our Class A Common Stock during the cash settlement averaging period.

3.	If we elect to satisfy our conversion obligation, including principal amount and excess amount, in a combination of cash and stock, we will deliver to a holder, for each $1,000 original principal amount of notes:

(a)	a cash amount (“cash amount”) (excluding any cash in lieu of fraction shares) equal to the sum of:

•	the product of (i) $1,000 multiplied by (ii) the percentage of such principal amount of a note to be satisfied in cash; plus

•	if greater than zero, the product of (i) the amount of cash that would be paid pursuant to paragraph number 2 above minus the aggregate principal amount of the notes surrendered for conversion, multiplied by (ii) the percentage of the excess amount to be satisfied in cash;

and

(b)	a number of shares of Class A Common Stock equal to the difference between:

•	the number of shares that would be issued pursuant to paragraph number 1 above; minus

•	the number of shares equal to the quotient of (i) the cash amount divided by (ii) the average closing sale price of our Class A Common Stock during the cash settlement averaging period.

Conversion During 30 Trading Days Prior to Maturity.    If we receive a holder’s conversion notice after the “final notice date”, the following procedure will apply:

•	Settlement of our conversion obligation relating to the principal amount of the notes will be according to the principal conversion settlement election we will have already made.

•	We will notify the holder through the trustee of the method we choose to settle the excess conversion obligation in the same manner as set forth above under “—Conversion On or Prior to 31 Trading Days Prior to Maturity,” except that we will settle all of our conversion obligations arising during the 30 trading day period prior to maturity in the same manner.

•	Settlement of 100% in Class A Common Stock of our conversion obligation of the principal amount and the excess amount will occur as soon as practicable after we notify the holder that we have chosen this method of settlement. Settlement of any portion of the conversion obligation, including any portion of the principal amount or the excess amount, in cash or in a combination of Class A Common Stock and cash will occur on the third trading day following the final trading day of the cash settlement averaging period described in the next bullet point.

•	The settlement amount will be computed in the same manner as set forth above under “—Conversion On or Prior to 31 Trading Day Prior to Maturity,” except that the “cash settlement averaging period” will be the 20 trading day period beginning on the date that is the 23rd trading day prior to the maturity date.

Conversion Rate Adjustments

We will adjust the conversion rate if any of the following events occurs:

(1)	we issue Class A Common Stock as a dividend or distribution on our Class A Common Stock to all holders of our Class A Common Stock;

(2)

we issue to all holders of our Class A Common Stock rights or warrants to purchase our Class A Common Stock or securities convertible into or exchangeable or exercisable for our Class A Common Stock, which rights or warrants are exercisable for not more than 60 days, at less than the sale price of our Class A Common Stock on the trading day immediately preceding the time of announcement of such issuance (other than pursuant to a stockholders rights plan);

(3)	we subdivide or combine our Class A Common Stock;

(4)	we distribute to all holders of our Class A Common Stock shares of our capital stock, evidences of our indebtedness or assets, including securities, but excluding:

•	rights or warrants listed in (2) above; and

•	dividends or distributions listed in (1) above;

(5)	we pay cash dividends or distributions to all or substantially all holders of our Class A Common Stock;

(6)	we or any of our subsidiaries make distributions of cash or other consideration in respect of a tender offer or exchange offer for our Class A Common Stock, where such cash and the value of any such other consideration per share of our Class A Common Stock exceeds the closing sale price per share of our Class A Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

(7)	someone other than us or one of our subsidiaries makes a payment of cash or other consideration in respect of a tender offer or exchange offer in which:

•	as of the closing date of the offer, our board of directors is not recommending rejection of the offer;

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of our Class A Common Stock to more than 10% of the total shares of our Class A Common Stock outstanding; and

•	such cash and the value of any such other consideration per share of our Class A Common Stock exceeds the closing sale price per share of our Class A Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

However, the adjustment referred to in clause (7) above will not be made if as of the closing of such offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets, the offeror accepts the tender of at least 50% of our outstanding Class A Common Stock at the expiration of the offer, and such merger, consolidation or asset sale is completed within 120 days of the expiration of such tender offer or exchange offer, and provided that if the merger, consolidation or asset sale is not completed by such time, then the conversion rate will be adjusted as provided in paragraph (7) above, retroactive to the date the tender offer or exchange offer expired.

In the event distributions or payments of cash in accordance with paragraph (5), (6) or (7) above, then the conversion rate will be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction whose numerator is the average sale price of our Class A Common Stock for the 10 consecutive trading days immediately prior to the record date and whose denominator is the same price per share on the record date less the amount of the distribution per share.

To the extent that we have a rights plan in effect upon conversion of the notes into Class A Common Stock, the holder will receive, in addition to the Class A Common Stock, the rights under the rights plan whether or not the rights have separated from the Class A Common Stock at the time of conversion, subject to limited exceptions, and no adjustments to the conversion rate will be made, except in limited circumstances.

We will not make any adjustment to the conversion rate if holders of notes may participate in the transactions described above without conversion, or in certain other cases.

Adjustments to the conversion rate resulting from any quarterly cash dividends on our Class A Common Stock may not cause the conversion rate (as adjusted for any other adjustment) to exceed the quotient obtained by dividing the principal amount at issuance of a note by the last reported sale price of our Class A Common Stock on the cover page of this prospectus.

To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests.

Any such determination by our board will be conclusive. We would give holders at least 15 days notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of Class A Common Stock resulting from any stock distribution.

A holder may, in some circumstances, including the distribution of cash dividends to stockholders, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. See “Material U.S. federal income tax considerations—Tax Consequences to U.S. holders—Constructive Dividends” and “—Tax Consequences to Non-U.S. Holders—Distributions on the Class A Common Stock, Constructive Dividends and Sale, Exchange or Other Disposition of the Class A Common Stock.”

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate.

Contingent Interest

Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of notes during any six-month period from March 1 to August 31 and from September 1 to February 28, commencing with the six-month period beginning on March 1, 2011 if the average market price of a note (as described under “—Conversion Rights—General”) for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the note.

The amount of contingent interest payable per note with respect to any six-month period will equal 0.375% per annum of the average market price of such note for the five trading day period referred to above.

We will pay contingent interest, if any, in the same manner as we will pay interest described above under “—Interest” and a holder’s obligations in respect of the payment of contingent interest in connection with the conversion of any notes will also be the same as described above under “—Interest.”

Upon determination that holders of notes will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of notes and disseminate a press release through a public medium that is customary for such press releases.

Under the indenture governing the notes, we and each holder of the notes agree, for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to Treasury regulations governing contingent payment debt instruments.

Payment at Maturity

Each holder of $1,000 principal amount of notes shall be entitled to receive $1,000, and accrued and unpaid interest (including contingent interest and additional amounts, if any) at maturity.

Optional Redemption by Us

Prior to March 1, 2011, the notes will not be redeemable at our option. Beginning on March 1, 2011, we may redeem the notes at any time as a whole, or from time to time in part, at a redemption price in cash equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including contingent interest and additional amounts, if any) to, but not including, the redemption date.

We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of notes. Notes or portions of notes called for redemption are convertible by the holder until the close of business on the business day prior to the redemption date.

If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot, on a pro rata basis or by any other method the trustee considers fair and appropriate. If any notes are to be redeemed in part only, we will issue a new note or notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase of Notes at the Option of Holders

Optional put

On March 1 of 2011, 2014, 2019, 2024 and 2029 a holder may require us to repurchase any outstanding notes for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price in cash equal to 100% of the principal amount of those notes plus accrued and unpaid interest (including contingent interest and additional amounts, if any) to, but not including, the repurchase date. Holders may submit their notes for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day immediately preceding the relevant repurchase date.

Unless we have elected to redeem all of the notes on or before the repurchase date (to the extent permitted by the indenture), we are required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below. The repurchase notice given by each holder electing to require us to repurchase notes shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

•	if certificated, the certificate numbers of the holder’s notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

•	the principal amount of notes being withdrawn;

•	if certificated, the certificate numbers of the notes being withdrawn; and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice.

If notes are not in certificated form, the foregoing notices must comply with appropriate DTC procedures.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

Our obligation to pay the purchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.

If the paying agent holds cash sufficient to pay the purchase price of the notes for which a repurchase notice has been delivered on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest, including contingent interest and additional amounts, if any, on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the notes.

Our ability to repurchase notes may be limited by restrictions on the ability of BankUnited to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing agreements. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See “Risk factors—We may not have the funds necessary to purchase the notes at the option of the holders or upon a fundamental change as required by the indenture governing the notes.”

Repurchase of notes at the option of holders upon a fundamental change

In the event a fundamental change (as defined below) occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price in cash for each $1,000 principal amount of such notes equal to 100% of the principal amount of such notes tendered, plus any accrued and unpaid interest (including contingent interest and additional amounts, if any) to, but excluding, the repurchase date. We will be required to repurchase the notes no later than 30 days after notice of a fundamental change has been mailed as described below. We refer to this date as the “repurchase date.”

Within 20 business days after the occurrence of a fundamental change, we must mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the fundamental change, which notice must state, among other things:

•	the events causing a fundamental change;

•	the date of such fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate, and any adjustments to the conversion rate that will result from the fundamental change ;

•	that notes with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

To exercise this right, the holder must transmit to the paying agent a written notice, and such repurchase notice must be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date. The repurchase notice must state:

•	the certificate numbers of the notes to be delivered by the holder, if applicable;

•	the portion of the principal amount of notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that such notes are being tendered for repurchase pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the principal amount of notes being withdrawn;

•	the certificate numbers of the notes being withdrawn, if applicable; and

•	the principal amount, if any, of the notes that remain subject to a repurchase notice.

If the notes are not in certificated form, the foregoing notices from holders must comply with applicable DTC procedures.

Our obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice. We will cause the repurchase price for such note to be paid promptly following the later of the repurchase date or the time of delivery of such note.

If the paying agent holds money sufficient to pay the repurchase price of a note on the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

A “fundamental change” shall be deemed to have occurred upon the occurrence of either a “change in control” or a “termination of trading.”

A “change in control” will be deemed to have occurred at such time as:

(1)	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) (other than the Camner Family (as defined above), unless, after giving effect to such transaction (1) our Class A Common Stock ceases to be listed on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system for automated dissemination of quotations of securities prices or (2) less than 20% of the outstanding shares of our Class A Common Stock remain beneficially owned by persons other than the Camner Family) becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

(2)

we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, the shares of our voting stock immediately prior to such transaction beneficially own immediately after such transaction, directly or indirectly, shares of voting stock representing not less than a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving corporation in substantially the same proportion as such ownership prior to the transaction;

(3)	a majority of the members of our board of directors are not continuing directors;

(4)	the sale, lease, transfer or other conveyance or disposition of all or substantially all of our assets or property to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act); or

(5)	we are liquidated or dissolved, or our stockholders approve any plan or proposal for our liquidation or dissolution.

However,

(a)	a change in control will not be deemed to have occurred if the last sale price of our Class A Common Stock for any five trading days during the ten trading days immediately preceding the change in control is equal to or exceeds 105% of the conversion price in effect on such trading day; and

(b)	a change in control will not be deemed to have occurred under clause (1) or (2) above, if in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

A “termination of trading” shall occur if our Class A Common Stock (or other Class A Common Stock into which the notes are then convertible) is neither listed for trading on a United States national or regional securities exchange nor approved for trading on the NASDAQ National Market, NASDAQ SmallCap Market or any other established United States system of automated dissemination of quotations of securities prices.

A “continuing director” means, as of any date of determination, any member of our board of directors who:

•	was a member of such board of directors on the date of the indenture; or

•	was nominated for election or elected to such board of directors with the approval of: (A) a majority of the continuing directors who were members of such board at the time of such nomination or election, or (B) a nominating committee, a majority of which committee shall be continuing directors at the time of such nomination or election.

In connection with any repurchase offer due to a fundamental change, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

The question of whether “all or substantially all” of our assets have been disposed of will be interpreted under applicable law and will likely be dependent upon the particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a disposition of “all or substantially all” of our assets (and consequently, a fundamental change) has occurred, in which case a holder’s ability to require us to purchase their notes upon such an event may be impaired.

Our ability to repurchase notes may be limited by restrictions on the ability of BankUnited to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See “Risk factors—We may not be able to repurchase the notes.”

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including other senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

The repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. In addition, the repurchase feature of the notes may in certain circumstances impede or discourage a takeover of our company.

Events of Default

Each of the following constitutes an event of default with respect to the notes:

•	default in the payment when due of any principal of any of the notes at maturity, upon redemption or exercise of a repurchase right;

•	default in the payment of any interest, contingent interest or additional amounts when due under the notes, which default continues for 30 days;

•	default in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right;

•	default in our obligation to provide notice of the occurrence of a fundamental change when required by the indenture;

•	our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount at maturity of the notes, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•	we fail or any of our subsidiaries fails to make any payment at maturity on any indebtedness, including any applicable grace periods, in an amount in excess of $15 million in (provided, however, that in the case of junior subordinated deferrable interest debentures issued to our trust subsidiaries, and the trust preferred securities issued to investors in connection therewith, such amount shall be $30 million) the aggregate for all such indebtedness and such amount has not been paid or discharged within 30 days after notice is given in accordance with the indenture; or

•	a default by us or any of our subsidiaries on any indebtedness that results in the acceleration of indebtedness in an amount in excess of $15 million (provided, however, that in the case of junior subordinated deferrable interest debentures issued to our trust subsidiaries, and the trust preferred securities issued to investors in connection therewith, such amount shall be $30 million) in the aggregate for all such indebtedness, without this indebtedness being discharged or the acceleration being rescinded or annulled within 30 days after notice is given in accordance with the indenture; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any or our significant subsidiaries.

If an event of default shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding may declare the principal amount of the notes then outstanding plus any interest (including contingent interest and additional amounts, if any) on the notes accrued and unpaid through the date of such declaration to be immediately due and payable. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration. In the case of certain events of bankruptcy or insolvency, the principal amount of the notes then outstanding together with any accrued and unpaid interest (including contingent interest and additional amounts, if any) through the occurrence of such event shall automatically become and be immediately due and payable.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all of the notes, waive any past default and its consequences under the indenture, except a default (1) in the payment of the principal of or any interest on or with respect to the notes or the payment of the redemption price or repurchase price or (2) in respect of a covenant or provision that cannot be modified without the consent of the holder of each note affected thereby.

Mergers and Sales of Assets

The indenture provides that we may not consolidate or merge with or into, or sell, assign, convey, transfer or lease our properties and assets substantially in their entirety (determined on a consolidated basis) to, another corporation, person or entity unless (1) either (a) in the case of a merger or consolidation, we are the surviving person or (b) the successor or transferee is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by supplemental indenture, all of our obligations under the notes and the indenture, and (2) immediately after such transaction, there is no event of default under the indenture, and no event which, after notice or the passage of time, or both, would become an event of default under the indenture shall exist.

This covenant includes a phrase relating to the sale, assignment, conveyance, transfer or lease of “our properties and assets substantially in their entirety.” There is no precise, established definition of this phrase under applicable law. Accordingly, there may be uncertainty as to whether a sale, assignment, conveyance, transfer or lease of less than all our properties and assets is subject to this covenant.

Modification and Waiver

We and the trustee may modify or amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the written consent or the affirmative vote of the holder of each note affected thereby:

•	change the stated maturity of the principal of or any installment of interest, contingent interest or additional amounts on or with respect to the notes;

•	reduce the principal amount of, repurchase price or redemption price of or interest, contingent interest or additional amounts on any note;

•	adversely affect the right of holders to convert or require us to repurchase any of the notes;

•	alter the manner of calculation or rate of accrual of interest, contingent interest or additional amounts, redemption price or repurchase price on any note or extend the time or payment of any such amount;

•	impair the right to institute suit for the enforcement of any repurchase of, payment on or with respect to, or conversion of any note, including any payment on or after the stated maturity of the notes, in the case of redemption, on or after the redemption date or, in the case of repurchase at the option of any holder, on or after the repurchase date;

•	modify the optional redemption provisions in a manner that adversely affects the holders;

•	change the place of payment or the coin or currency in which the principal of or interest with respect to the notes is payable;

•	reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults or the modification or amendment of the indenture; or

•	modify any of the above provisions.

We and the trustee may modify or amend the indenture and the notes without the consent of any holder in order to, among other things:

•	provide for our successor pursuant to a consolidation, merger or sale of all or substantially all of our assets;

•	add to our covenants for the benefit of the holders of all or any of the notes or to surrender any right or power conferred upon us by the indenture;

•	provide for a successor trustee with respect to the notes;

•	provide for issuance of notes in coupon form;

•	make provision with respect to the conversion rights of holders of the notes in accordance with the indenture in connection with a reclassification, consolidation, combination, merger or sale of all or substantially all of our property and assets;

•	cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which, in each case, will not adversely affect the interests of the holders of the notes;

•	add any additional events of default with respect to all or any of the notes;

•	secure the notes;

•	increase the conversion rate or reduce the conversion price, provided that the increase or reduction, as the case may be, is in accordance with the terms of the indenture and will not adversely affect the interests of the holders of the notes;

•	supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the discharge of the notes, provided that such change or modification does not adversely affect the interests of the holders of the notes;

•	make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement and the qualification of the indenture under the Trust Indenture Act, provided that such change or modification does not adversely affect the interests of the holder of the notes in any material respect; or

•	add or modify any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

Calculations in Respect of the Notes

We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the trading price of the notes and sale price of our Class A Common Stock, and amounts of contingent interest payments, if any, on the notes, and the projected payment schedule. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

The Trustee, Paying Agent, Transfer Agent and Bid Solicitation Agent

U.S. Bank National Association is the initial trustee under the indenture. The trustee and its affiliates also perform and may in the future perform certain banking and other services for us in the ordinary course of their business. The trustee will be the paying agent, conversion agent, transfer agent and bid solicitation agent for the notes.

Registration Rights

We and Bear, Stearns & Co. Inc. and UBS Securities LLC (the “initial purchasers”) entered into a registration rights agreement dated February 27, 2004.

Pursuant to the registration rights agreement, we agreed to file with the SEC within 90 days of the date on which we issued the notes a shelf registration statement on Form S-1 or Form S-3, if the use of such form is then available, to cover resales of registrable securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. We agreed to use our reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC within 180 days of the date on which we issued the notes. Notwithstanding the foregoing, we are permitted to prohibit, without the need to specify the nature of the event giving rise to the prohibition, offers and sales of registrable securities pursuant to the shelf registration statement under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a “suspension period”). “Registrable securities” means each note and any underlying share of Class A Common Stock until the earlier of (x) the date on which such note or underlying share of Class A Common Stock has been effectively registered under the Securities Act and disposed of, in accordance with the shelf registration statement, (y) the date on which such note or underlying share of Class A Common Stock is sold to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act, and (z) the second anniversary of the latest date of issuance of any notes.

Holders of the registrable securities will be required to deliver information to be used in connection with, and to be named as selling securityholders in, the shelf registration statement within the periods set forth in the registration rights agreement in order to have their registrable securities included in the shelf registration statement. If a holder fails to do so, the registrable securities held by such holder will not be entitled to be registered and such holder will not be entitled to receive any of the additional amounts described in the following paragraphs. There can be no assurance that we will be able to maintain an effective and current registration statement as required. The absence of such a registration statement or the failure by a holder to timely complete and deliver to us a notice and questionnaire may limit the holder’s ability to sell such registrable securities or adversely affect the price at which such registrable securities can be sold.

In no event may the method of distribution of our shares of Class A Common Stock take the form of an underwritten offering without our prior consent.

If:

•	the shelf registration statement is not filed with the SEC within 90 days of the date on which we issue the notes;

•	the shelf registration statement has not been declared effective by the SEC within 180 days of the date on which we issue the notes (and includes, without limitation, any information with respect to a notice holder that promptly and timely completed, executed and delivered a notice and questionnaire);

•	the shelf registration statement is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or usable for the offer and sale of registrable securities for a period of time (other than due to any suspension period), and we fail to file and, in the case of a post-effective amendment, have declared effective, within five business days, a post-effective amendment or supplement or a report with the SEC to make such shelf registration statement effective or prospectus usable;

•	prior to or on the 45th calendar day or 60th calendar day, as the case may be, of any suspension period, such suspension has not been terminated; or

•	we shall have failed to timely comply with any of its obligations set forth above;

(each such event referred to in the bullets above being referred to as a “registration default”), we will pay additional amounts to each holder of registrable securities. The amount of additional amounts payable during any period during which a registration default shall have occurred and be continuing is:

•	in the case of notes, at a rate per year equal to 0.25% for the first 90-day period and at a rate per year equal to 0.50% thereafter of the aggregate principal amount of such notes, or

•	in the case of Class A Common Stock issued upon conversion of the notes, at a rate per year equal to 0.25% for the first 90-day period and at a rate per year equal to 0.50% thereafter of the then applicable conversion price (as defined below).

So long as a registration default continues, we will pay additional amounts in cash on March 1 and September 1 of each year to the holder of record of the notes or shares of Class A Common Stock issued upon conversion of the notes, as the case may be, on the immediately preceding February 15 or August 15. Following the cure of any such registration defaults, additional amounts will cease to accrue with respect to such registration default. We will have no other liabilities for monetary damages with respect to our registration obligations.

The term “applicable conversion price” means, as of any date of determination, $1,000 divided by the conversion rate then in effect as of the date of determination or, if no notes are then outstanding, the conversion rate that would be in effect were notes then outstanding.

We will use our reasonable best efforts to cause the shelf registration statement to be effective until the earliest of:

•	the date when each of the registrable securities covered by the shelf registration has been effectively registered under the Securities Act and disposed of;

•	the date on which all registrable securities held by non-affiliates are eligible to be sold to the public in the absence of registration pursuant to applicable rules and regulations under the Securities Act;

•	the date on which all registrable securities have been resold pursuant to Rule 144 under the Securities Act; and

•	the second anniversary of the latest date of issuance of any notes.

The foregoing summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the registration rights agreement. We urge you to read the registration rights agreement, a copy of which was previously filed with the SEC.

Form, Denomination and Registration of Notes

The notes have been issued in registered form, without interest coupons, in denominations of $1,000 and multiples thereof, in the form of global notes, except as further provided below. See “—Global Notes, Book-Entry Form” for more information.

No service charge will be imposed in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global Notes, Book-Entry Form

We issued the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes were deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of BankUnited, the initial purchasers or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	Upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the initial purchasers with portions of the principal amounts of the global notes.

•	Ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those notes in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated note and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global notes.

Notes represented by a global note will be exchangeable for registered certificated notes with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) a default under the indenture occurs and is continuing.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with notes held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Payments on the notes represented by the global notes will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a summary of certain terms and provisions of our capital stock, which is qualified in its entirety by reference to our Articles of Incorporation and to the Statements of Designation setting forth the resolutions establishing the rights and preferences of our stock. Copies of the Articles of Incorporation and Statements of Designation have been incorporated by reference into this prospectus.

Under our Articles of Incorporation, the authorized but unissued and unreserved shares of our capital stock are available for issuance for general corporate purposes, including, but not limited to, possible stock dividends, future mergers or acquisitions or private or public offerings. Except as may otherwise be required, stockholder approval will not be required for the issuance of those shares.

The following table sets forth all classes of stock currently outstanding, and stock options held, as of May 17, 2004, as well as the amount of our Class A Common Stock that would be outstanding upon exercise or conversion of all outstanding options and convertible securities (excluding the notes):

	Shares and Options Outstanding	Class A Common Stock upon Conversion of all Outstanding Options and Convertible Securities
Class A Common Stock(1)(2)	29,449,298	29,449,289
Class B Common Stock(2)	589,761	589,761
Series B Preferred Stock(2)	803,405	1,201,814
Stock Options
Class A Common Stock	1,904,118	1,904,118
Class B Common Stock	669,000	669,000
Series B Preferred Stock	656,479	982,027

Total		34,796,009

(1)	Does not include shares from this offering.
(2)	Includes shares held in rabbi trust.

Class A Common Stock

Our Articles of Incorporation authorize the issuance, in series, of up to 60 million shares of Class A Common Stock and permit our Board of Directors to establish the rights and preferences of each series of Class A Common Stock. Our Board of Directors has allocated 50 million shares to the Series I Class A Common Stock par value $.01 per share, the only series of Class A Common Stock outstanding. As of May 17, 2004, 29,782,289 shares of Class A Common Stock were issued and 29,444,797 shares were outstanding and 7,529,556 shares were reserved for issuance under our stock option and stock bonus plans and upon the conversion of other classes of stock, as described below.

Dividends.    The holders of our Class A Common Stock are entitled to dividends when and if declared by our Board of Directors out of funds legally available therefor, which may be declared solely on the Class A Common Stock or for not less than 110% of the amount per share of any dividend declared on the Class B Common Stock. The payment of dividends by us will depend on our net income, financial condition, regulatory requirements and other factors deemed relevant by our Board of Directors. We have not paid a cash dividend on our Class A Common Stock in the past three years. See “Risk Factors” for a discussion of certain factors relating to our ability to pay dividends.

Voting Rights.    Each share of Class A Common Stock entitles the holder thereof to one-tenth vote on all matters upon which stockholders have the right to vote. The Class A Common Stock does not have cumulative voting rights in the election of directors.

Liquidation.    In the event of our liquidation, dissolution or winding up, the holders of shares of Class A Common Stock are entitled to share equally with the holders of shares of Class B Common Stock, after payment of all of our debts and liabilities and subject to the prior rights of holders of shares of our Preferred Stock, in our remaining assets.

No Preemptive Rights; Redemption; Assessability.    Holders of shares of Class A Common Stock are not entitled to preemptive rights with respect to any securities subsequently issued by us. The Class A Common Stock is not subject to call or redemption and, as to shares of Class A Common Stock currently outstanding, are fully paid and non-assessable. When the shares of Class A Common Stock offered hereby are issued upon payment of the purchase price therefor, such shares will be fully paid and non-assessable.

Class B Common Stock

Our Articles of Incorporation authorize the issuance of up to 3,000,000 shares of Class B Common Stock, all of which have the rights and preferences described below. Our Class B Common Stock is held by our directors, executive officers and a few other persons. As of May 17, 2004, 622,762 shares of Class B Common Stock were issued and 536,562 shares were outstanding and 5,620,946 shares were reserved for issuance under our stock option and stock bonus plans and upon the conversion of unrestricted Series B Preferred Stock, as described below.

Dividends.    The holders of Class B Common Stock are entitled to dividends when and if declared by our Board of Directors out of funds legally available therefor. The payment of dividends on the Class B Common Stock is subject to the right of the holders of the Class A Common Stock to receive a dividend per share of 110% of the amount per share of any dividend declared on the Class B Common Stock.

Voting Rights.    Each share of Class B Common Stock entitles the holder thereof to one vote on all matters upon which stockholders have the right to vote. The Class B Common Stock does not have cumulative voting rights in the election of directors.

Convertibility.    Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock, subject to adjustment upon the occurrence of certain events.

Liquidation.    In the event of our liquidation, dissolution or winding up, the holders of shares of Class B Common Stock are entitled to share equally with the holders of shares of Class A Common Stock in our remaining assets after payment of all of our debts and liabilities and subject to the prior rights of holders of shares of our Preferred Stock.

No Preemptive Rights; Redemption, Assessability.    Holders of shares of Class B Common Stock are not entitled to preemptive rights with respect to any securities subsequently issued by us. The Class B Common Stock is not subject to call or redemption and is fully paid and non-assessable.

Preferred Stock

Our Articles of Incorporation authorize the issuance, in series, of up to 10,000,000 shares of Preferred Stock and permits our Board of Directors to establish the rights and preferences of each of such series and to increase the number of shares in any of the series. As of May 17, 2004, 803,405 shares of Series B Preferred Stock were issued and 776,685 were outstanding and 2,916,094 shares were reserved for issuance under our stock option and stock bonus plans.

The shares of Series B Preferred Stock are held by our directors, executive officers and a few other persons.

Dividends.    The quarterly dividend requirement of Series B Preferred Stock outstanding as of March 31, 2004 is $99,000 and our total annual dividend requirement for all of our Series B Preferred Stock outstanding as of March 31, 2004 is $376,000.

Voting Rights.    Each share of our Series B Preferred Stock is entitled to two and one-half votes per share on all matters submitted to the vote of stockholders. The Series B Preferred Stock does not have cumulative voting rights in the election of directors.

The Series B Preferred Stock is permitted to elect two directors for the Board if we fail to declare and pay dividends for six dividend periods, whether or not those periods are consecutive. The right to elect directors would be revoked once we pay dividends in four consecutive periods.

Conversion Rights.    Each share of Series B Preferred Stock is convertible into 1.4959 shares of Class B Common Stock, subject to adjustment on the occurrence of certain events.

Liquidation.     In the event of any liquidation, dissolution or winding-up, the holders of the Series B Preferred Stock will be entitled to a preference on liquidation of $7.375 per share, if the liquidation is involuntary, prior to any distribution of any assets to the holders of any class of Class A Common Stock. Such holders shall be entitled to receive the redemption price per share applicable to such stock at the time of liquidation if the liquidation is voluntary.

Redemption.    Unless earlier redemption is approved by the holders of at least 50% of the outstanding shares of the Series B Preferred Stock, the Series B Preferred Stock is redeemable after September 30, 2007 at a redemption price of $7.375 per share.

Rank.    The Series B Preferred Stock ranks senior to the Class A Common Stock and Class B Common Stock as to dividend rights, rights upon our liquidation, dissolution or winding up, and redemption rights.

No Preemptive Rights; Assessability.    Holders of our Preferred Stock are not entitled to preemptive rights with respect to any securities subsequently issued by us. The outstanding Preferred Stock is fully paid and non-assessable.

Other Rights

The shares of Class A Common Stock do not have any preference, voting powers or relative, participating, option or other special rights, except as set forth above and in our Articles of Incorporation or as otherwise required by law.

Transfer Agent

Our transfer agent is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

Certain Anti-takeover Provisions

Certain provisions of our Articles of Incorporation and Bylaws, as well as certain provisions of Florida law, could have the effect of deterring takeovers. Our Board of Directors believe that the provisions of our Articles of Incorporation and Bylaws described below are prudent and in our best interests and in the best interests of our stockholders. Although these provisions may discourage a future takeover attempt in which stockholders might receive a premium for their shares over the then current market price and may make removal of incumbent management more difficult, our Board of Directors believes that the benefits of these provisions outweigh their possible disadvantages. We are not aware of any current effort to effect a change in control.

In addition, we have opted not to be governed by the affiliated transactions and control-share acquisition sections of the Florida Business Corporation Act. Florida’s control share acquisition statute provides that shares of issuing public corporations that are acquired in a control share acquisition generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all of the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the ownership of voting shares which would cause the acquirer to have voting power within the following ranges or to move upward from one range into another: (i) 20% but not less than 33 1/3%; (ii) 33 1/3%, but not less than or equal to 50%; or (iii) more than 50% of such votes. Interested shares are shares of an issuing public corporation in respect of which any of the following persons may exercise or direct the exercise of the voting power to elect directors: (i) an acquiring person or member of a group with respect to a control share acquisition, (ii) any officer of the issuing public corporation, or (iii) any employee of the issuing public corporation who is also a director of the corporation. The Florida control share acquisition statute does not, however, apply to an acquisition of shares of an issuing public corporation if such acquisition has been approved by the Board of Directors prior to the acquisition.

Directors.    Our Board of Directors is divided into three classes of directors serving staggered three-year terms. Vacancies on the Board may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Our Bylaws currently provide that our Board of Directors shall consist of not less than 5 nor more than 12 members.

Under Florida law, a director elected by our stockholders may be removed without cause by a vote of the stockholders. In addition, our Bylaws require minimum attendance standards at regular meetings of the Board of Directors as a continuing qualification for membership on the Board. Failure to fulfill this requirement constitutes automatic resignation from the Board.

Cumulative Voting.    Stockholders may not cumulate their votes in the election of directors.

Capital Structure.    Our Board of Directors may authorize for issuance various series of Class A Common Stock and Preferred Stock with different voting rights. Our Board of Directors is authorized to establish the rights and preferences of such stock and issue such shares, subject to stockholder approval in certain circumstances.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the notes and the Class A Common Stock into which the notes may be converted.

This discussion applies only to holders that:

•	purchase the notes at initial issuance for their “issue price” (as defined below); and

•	hold the notes and the Class A Common Stock as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	banks, thrifts, or other financial institutions;

•	insurance companies;

•	securities dealers or brokers, or traders in securities electing mark to market treatment;

•	mutual funds or real estate investment trusts;

•	small business investment companies;

•	S corporations;

•	partnerships or other entities classified as partnerships for U.S. federal tax purposes;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes or the Class A Common Stock as part of a “straddle,” “hedge,” “synthetic security” or a “conversion transaction” for federal income tax purposes, or as part of some other integrated investment;

•	certain former citizens or residents of the United States;

•	persons subject to the alternative minimum tax; and

•	retirement plans or other tax-exempt entities, or persons holding notes in tax-deferred or tax-advantaged accounts.

This summary also does not address:

•	the tax consequences to shareholders, partners or other equity holders in, or beneficiaries of, a holder; and

•	any state, local or foreign tax consequences of the purchase, ownership or disposition of notes or the Class A Common Stock.

This discussion is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings, decisions and administrative pronouncements currently in effect (or in some cases proposed), all of which are subject to change or differing interpretations. Any such change or differing interpretation may be applied retroactively and may adversely affect the federal income tax consequences described herein. Persons considering the purchase of the notes are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Classification of the Notes

Under the indenture governing the notes, we will agree, and by acceptance of a beneficial interest in a note, each holder of a note will be deemed to have agreed, to treat the notes as indebtedness that is subject to the

Treasury regulations governing contingent payment debt instruments (the “contingent debt regulations”) for U.S. federal income tax purposes. Pursuant to the terms of the indenture, we and every holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our application of the contingent debt regulations to the notes, including our determination of the “projected payment schedule” (as described below) and the rate at which original issue discount income will accrue on the notes for U.S. federal income tax purposes (which rate we refer to as the “comparable yield” of the notes). Recently, the Internal Revenue Service (which we refer to as the IRS) issued Revenue Ruling 2002-31 and Notice 2002-36, which described instruments that are similar, although not identical, to the notes, addressed the U.S. federal income tax treatment of these instruments, and concluded that the instruments were subject to the contingent debt regulations. In addition, the IRS also clarified various aspects of the federal income tax treatment of the instruments described in Revenue Ruling 2002-31. However, the applicability of Revenue Ruling 2002-31 to any particular instruments, such as the notes, is uncertain. In addition, no rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below. A different treatment of the notes for U.S. federal income tax purposes could significantly alter the amount, timing, character and treatment of income, gain or loss recognized in respect of the notes and with respect to any tax consequences arising under the laws of any state, local or foreign tax jurisdiction. The remainder of this discussion assumes that the notes will be treated as indebtedness subject to the contingent debt regulations as described above.

Tax Consequences to U.S. Holders

For purposes of this summary, the term “U.S. holder” means a beneficial owner of a note or the Class A Common Stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for U.S. federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

Interest Accruals on the Notes

Under the contingent debt regulations, a U.S. holder will be required to accrue original issue discount income on the notes on a constant yield basis at an assumed yield (referred to as the “comparable yield”), regardless of whether the U.S. holder uses the cash or accrual method of accounting for U.S. federal income tax purposes. Thus, for U.S. federal income tax purposes, U.S. holders will be required to include original issue discount income in each year prior to maturity at the comparable yield, even if no interest payment is actually received in that year.

The comparable yield for the notes is determined at the time of issuance of the notes and is based on the yield at which we could issue a nonconvertible fixed-rate debt instrument with no contingent payments, but with terms otherwise similar to those of the notes. The precise manner of calculating the comparable yield for the notes is unclear. We intend to treat the comparable yield for the notes as 7.45% per annum, compounded semi-annually. The comparable yield is determined solely for U.S. federal income tax purposes and does not constitute a representation by us as to the actual yield on the notes, or the value at any time of the Class A Common Stock into which the notes may be converted. As mentioned above, each holder of a note will be deemed to have agreed to be bound by our determination of the comparable yield for the notes.

Under the contingent debt regulations, the amount of original issue discount income that a U.S. holder must accrue for U.S. federal income tax purposes in each accrual period prior to and including the maturity date of the notes is an amount that equals:

1.	the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (ii) the comparable yield of the notes, adjusted for the length of the accrual period;

2.	divided by the number of days in the accrual period; and

3.	multiplied by the number of days during the accrual period that the U.S. holder held the notes.

A note’s issue price is the first price to the public at which a substantial amount of the notes is sold, excluding sales to bond houses, brokers or similar persons, or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any “projected payments” described on the projected payment schedule (which is described below) previously made with respect to the notes.

The contingent debt regulations require us to construct a “projected payment schedule” for the notes, which is used solely for U.S. federal income tax purposes. The projected payment schedule reflects an estimate of the regular and contingent interest payments on the notes, including the fair market value of any the Class A Common Stock that would be received by a holder upon conversion (which is treated as a contingent payment). These estimates are adjusted to produce a yield to maturity that equals the comparable yield. Holders that wish to obtain the projected payment schedule may do so by contacting BankUnited, 255 Alhambra Circle, Coral Gables, Florida 33134, Attention: Corporate Secretary.

The projected payment schedule is constructed solely for U.S. federal income tax purposes and does not constitute a representation by us as to the actual amounts that will be paid on the notes, or the value at any time of the Class A Common Stock into which the notes may be converted. As mentioned above, each holder of a note will be deemed to have agreed to be bound by our determination of the projected payment schedule for the notes.

In addition to the original issue discount accruals discussed above, a U.S. holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a “positive adjustment”) in respect of a note for a taxable year. For this purpose, the actual payments in a taxable year include the fair market value of property (including the Class A Common Stock) received in that year. If a U.S. holder receives actual payments that are less than the projected payments in respect of a note for a taxable year, the U.S. holder will incur a “negative adjustment” equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of original issue discount income in respect of the note that a U.S. holder would otherwise be required to include in the taxable year and (ii) to the extent of any excess, will give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous original issue discount income inclusions under the note over (B) the total amount of the U.S. holder’s net negative adjustment treated as ordinary loss on the note in prior taxable years. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the notes or to reduce the amount realized on a sale, exchange, conversion, repurchase or retirement of the notes.

Sale, Exchange, Conversion, Repurchase or Retirement of the Notes

Upon a sale, exchange, conversion, repurchase or retirement of a note for cash or the Class A Common Stock, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, conversion, repurchase or retirement (including the fair market value of the Class A Common Stock received, if any) and the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally be equal to the U.S. holder’s purchase price for the note increased by any original issue discount income previously accrued by the U.S. holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any projected payments previously made on the note to the U.S. holder. A U.S. holder generally will treat any gain as ordinary original issue discount income and any loss as ordinary loss to the extent of the excess of previous original issue discount inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations. A U.S. holder who claims a loss in respect of a debenture in an amount (or amounts) that meets certain thresholds may be required to file a disclosure statement with the IRS under certain Treasury regulations applicable to “reportable transactions.”

A U.S. holder’s tax basis in the Class A Common Stock received upon a conversion of a note will equal the then current fair market value of such the Class A Common Stock. The U.S. holder’s holding period for the Class A Common Stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

The conversion rate of the notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to the U.S. holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to the U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of the Class A Common Stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to an individual U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Taxation of Distributions on the Class A Common Stock

Distributions paid on the Class A Common Stock received upon a conversion of a note, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the U.S. holder and taxable as ordinary income when received or accrued, in accordance with such U.S. holder’s method of accounting. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in the Class A Common Stock. Any remaining excess will be treated as a capital gain.

Sale or Other Disposition of the Class A Common Stock

Gain or loss realized by a U.S. holder on the sale or disposition of the Class A Common Stock received upon a conversion of a note will be capital gain or loss for U.S. federal income tax purposes, and will be long- term capital gain or loss if the U.S. holder held the Class A Common Stock for more than one year. The amount of the U.S. holder’s gain or loss will be equal to the difference between the amount realized on the disposition and the U.S. holder’s tax basis in the Class A Common Stock disposed.

Tax Consequences to Non-U.S. Holders

As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	an estate whose income is not subject to U.S. federal income tax on a net income basis, or

•	a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if no United States persons have the authority to control all of its substantial decisions.

Payments on the Notes and Conversion, Repurchase, Sale, Exchange or Retirement of the Notes

All payments on the notes (including payments of additional amounts described under “Description of the notes—Registration Rights”) made to a non-U.S. holder, and any gain realized on a sale or exchange, conversion, repurchase or retirement, of the notes, will be exempt from U.S. federal income and withholding tax, provided that: (i) the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest, (ii) the certification requirement described below has been fulfilled with respect to the non-U.S. holder, (iii) such payments are not effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States, (iv) in the case that the payments reflect “contingent interest” the Class A Common Stock is actively traded and we are not a “United States real property holding corporation”, and (v) in the case of gain realized on the sale, exchange, conversion, repurchase or retirement of the notes, we are not, and have not been within the shorter of the five year period preceding such sale, exchange, conversion, repurchase or retirement and the period the non-U.S. holder held the notes, a “U.S. real property holding corporation.” We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address, or the beneficial owner holds its notes through certain intermediaries, and the beneficial owner and the intermediaries satisfy the certification requirements of applicable treasury regulations.

If a non-U.S. holder cannot satisfy these requirements described above, payments of interest (including original issue discount) will be subject to the 30% U.S. federal withholding tax.

If a non-U.S. holder of a note is engaged in a trade or business in the United States, and if payments on the note are effectively connected with the conduct of this trade or business, the non-U.S. holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. holder (see “Tax Consequences to U.S. Holders” above), except that the non-U.S. holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Non-U.S. holders should consult their tax advisers with respect to other tax consequences of the ownership of the notes, including the possible imposition of a 30% branch profits tax.

Distributions on the Class A Common Stock, Constructive Dividends and Sale, Exchange or Other Disposition of the Class A Common Stock

Dividends paid to a non-U.S. holder of the Class A Common Stock (including any dividends deemed to paid to a non-U.S. Holder, as described above under “—Tax Consequences to U.S. Holders—Constructive

Dividends”) generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A non-U.S. holder that is subject to withholding tax under these circumstances should consult its tax adviser as to whether a refund is available for all or a portion of the withholding tax.

As more fully described under “Description of Notes—Registration Rights,” upon the occurrence of certain enumerated events we may be required to pay additional amounts to you with respect to the Class A Common Stock. Payments of such additional amounts may be subject to federal withholding.

If a non-U.S. holder of the Class A Common Stock is engaged in a trade or business in the United States, and if the dividends are effectively connected with the conduct of this trade or business, and, where a treaty applies, are attributable to a permanent establishment in the United States, the non-U.S. holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. holder (see “—Tax Consequences to U.S. Holders” above), except that the non-U.S. holder will be required to provide a properly executed IRS Form W-8ECI, or W-8BEN where claiming treaty benefits, in order to claim an exemption from withholding tax. Non-U.S. holders should consult their tax advisers with respect to other tax consequences of the ownership of the Class A Common Stock, including the possible imposition of a 30% branch profits tax (or such lower rate under an applicable income tax treaty).

A non-U.S. holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of the Class A Common Stock received upon a conversion of a note, unless:

•	the gain is effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States;

•	in the case of a non-U.S. holder who is a nonresident alien individual, the individual is present in the United States for 183 more days in the taxable year of the disposition and certain other conditions are met, or

•	we are or have been a U.S. real property holding corporation at any time within the shorter of the five year period preceding such sale, exchange or disposition and the period the non-U.S. holder held the Class A Common Stock.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

If a non-U.S. holder of the Class A Common Stock is engaged in a trade or business in the United States, and if the gain on the Class A Common Stock is effectively connected with the conduct of this trade or business, the non-U.S. holder will generally be taxed in the same manner as a U.S. holder (see “—Tax Consequences to U.S. Holders” above). Non-U.S. holders should consult their own tax advisers with respect to other tax consequences of the disposition of the Class A Common Stock, including the possible imposition of a 30% branch profit tax (or such lower rate as may be applicable under an income tax treaty).

U.S. Federal Estate Tax

The U.S. federal estate tax will not apply to notes beneficially owned by a non-U.S. holder at the time of such holder’s death, provided that any payment to the non-U.S. holder on the notes, including original issue discount, would be eligible for exemption from the 30% federal withholding tax under the rules described under “—Tax Consequences to Non-U.S. Holders — Payments on the Notes and Conversion, Repurchase, Sale, Exchange, or Retirement of the Notes”, without regard to the certification requirement. However, shares of the Class A Common Stock held by a non-U.S. holder at the time of such holder’s death will be included in the holder’s gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the notes, the Class A Common Stock and the proceeds from a sale or other disposition of the notes or the Class A Common Stock. A U.S. holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A non-U.S. holder may be subject to U.S. backup withholding tax on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification procedures required to claim the exemption from withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

The notes offered hereby were issued by us and sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). The selling securityholders (including their donees, pledgees, transferees, and other successors-in-interest) may from time to time offer and sell pursuant to this prospectus any or all of the notes and Class A Common Stock issued upon conversion of the notes.

The following table sets forth information as of May 17, 2004, regarding the principal amount of notes beneficially owned by each selling securityholder and the number of shares of Class A Common Stock issuable upon conversion of those notes that may be offered from time to time pursuant to this prospectus.

We prepared this table based on the information supplied to us by the selling securityholders named in the table. Unless set forth below, to our knowledge none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates. We cannot advise you as to whether the selling securityholders will in fact sell any or all of such notes or shares of Class A Common Stock. A selling securityholder may offer all or some portion of the notes and shares of Class A Common Stock issuable upon conversion of the notes from time to time. Accordingly, no estimate can be given as to the amount or percentage of notes or shares of Class A Common Stock that will be held by the selling securityholders upon termination of any particular offering. See “Plan of Distribution.” In addition, the selling securityholders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date the information is presented in the table. Information about the selling securityholders may change over time. If required, any new or different information about selling securityholders may be set forth in amendments and/or prospectus supplements to the registration statement of which this prospectus is a part.

Name of Selling Securityholder	Aggregate Principal Amount of Notes Beneficially Owned that May be Sold	Percentage of Notes Outstanding	Number of Shares of Class A Common Stock that May be Sold (1)	Percentage of Class A Common Stock Outstanding (2)(4)
Acuity Master Fund, Ltd. (5)	$1,700,000	1.4%	44,671	*
Alexandra Global Master Fund, Ltd. (6)	5,000,000	4.2	131,385	*
Bear, Stearns & Co. Inc. (7)	2,000,000	1.7	52,554	*
BNP Paribas Equity Strategies, SNC (8)	1,693,000	1.4	44,487	*
CNH LA Master Account, L.P. (9)	2,000,000	1.7	52,554	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP (8)	1,784,000	1.5	46,878	*
Diaco Investments LP (10)	800,000	0.7	21,022	*
FrontPoint Convertible Arbitrage Fund, L.P. (11)	3,750,000	3.1	98,539	*
Innovest Finanzdienstle (12)	1,450,000	1.2	38,102	*
Institutional Benchmark Master Fund (6)	1,000,000	0.8	26,277	*
JMG Triton Offshore Fund, Ltd. (13)	2,300,000	1.9	60,437	*
KBC Financial Products USA Inc. (14)	1,000,000	0.8	26,277	*
Lyxor/Convertible Arbitrage Fund Limited (8)	299,000	0.2	7,857	*
MidCapValue Series of MFS/Sunlife Series Trust	200,000	0.2	5,255	*
MFS MidCap Value Fund, A Series of Series Trust XI	2,100,000	1.8	55,182	*
MFS Total Return Fund, A Series of Series Trust V	7,700,000	6.4	202,334	*
Polygon Global Opportunities Master Fund (15)	2,500,000	2.1	65,692	*
Singlehedge US Convertible Arbitrage Fund (8)	479,000	0.4	12,587	*
Any other holder of notes or future transferee, pledgee, donee or other successor of any holder (3)(4)	82,245,000	68.5	2,161,162	6.8%

*	Less than one percent.
(1)

Assumes conversion of all of the holder’s notes based upon the initial conversion rate price of approximately $38.06 per share of Class A Common Stock. This is equivalent to a conversion rate of 26.2771 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of Notes – Conversion Rate Adjustments.” Accordingly, the number of shares of Class A Common Stock issuable upon conversion of the notes may increase or decrease from time to time. The number of shares of Class A Common Stock does not include fractional shares. Selling securityholders would receive cash instead of fractional shares, if any, upon conversion of the notes.

(2)	Using 29,444,797 shares of Class A Common Stock outstanding as of May 17, 2004. In calculating this amount, we treated as outstanding the number of shares of Class A Common Stock issuable upon conversion of the specific holder’s notes, based on the initial conversion rate price. We did not, however, assume the conversion of any other holder’s notes.
(3)	Information about other selling securityholders will be set forth in post-effective amendments or prospectus supplements, if required.
(4)	Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any Class A Common Stock other than the Class A Common Stock issuable upon conversion of the notes at the initial conversion rate.
(5)	David J. Harris and Howard Needle have voting and investment control over the registrable securities held by the selling securityholder.
(6)	Alexandra Investment Management, LLC (“Alexandra”) serves as investment advisor to the selling securityholder. Messrs. Mikhail A. Filimonov and Dimitri Sogoloff in their capacity as managing members of Alexandra share voting and investment control over the registrable securities owned by the selling securityholder. Alexandra and its managing members disclaim beneficial ownership over the registrable securities, except to the extent of their pecuniary interest.
(7)	The selling securityholder was an initial purchaser of the notes and the sole book running manager in our private offering of the notes pursuant to Rule 144A, served as the lead manager for our equity offering in May 2003 and has performed investment banking services for us in the past. As of March 8, 2004, the selling securityholder owned 85,666 shares of our Class A Common Stock.
(8)	Christian Menestrier, chief executive officer of CooperNeff Advisors, Inc., has voting and investment control over the registrable securities held by the selling securityholder. BNP Paribas Equity Strategies, SNC has indicated that as of May 14, 2004, it owns 4,411 shares of our Class A Common Stock.
(9)	CNH Partners, LLC is the investment advisor of the selling securityholder and has sole voting and investment control over the registrable securities. The principals of CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.
(10)	Simon Glick has voting and investment control over the registrable securities held by the selling securityholder.
(11)	FrontPoint Convertible Arbitrage Fund GP, LLC is the general partner of the selling stockholder. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such has voting and investment control over the registrable securities held by the selling stockholder. Phillip Duff, Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners, LLC and are the sole members of its management committee. Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP, LLC each disclaim beneficial ownership of the securities held by the selling securityholder, except for their pecuniary interest therein.
(12)	The selling securityholder has delegated full authority to Nicholas-Applegate Capital Management (“Nicholas-Applegate”) as investment advisor over the registrable securities, including full voting and investment control. The chief investment officer of Nicholas-Applegate is Horacio Valeiras.
(13)	Pacific Assets Management, LLC is the investment manager of the selling securityholder and has sole voting and investment control over the registrable securities. The equity interests of the investment manager are owned by Pacific Capital Management, Inc. (“Pacific”) and Asset Alliance Holding Corp. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David and Messrs. Glaser and Richter have sole investment control over the selling stockholder.
(14)	Mr. Luke Edwards, managing director, has voting and investment control over the registrable securities held by the selling stockholder.
(15)	The Board of Directors of the selling stockholder, which is comprised of Alan Jackson, Byron Knief, Brandon Jones, Erik Casperson, Greville Ward and Reade Griffith, has voting and investment control over the registrable securities held by the selling stockholder.

PLAN OF DISTRIBUTION

The notes and the shares of Class A Common Stock into which the notes are convertible are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the notes and the underlying Class A Common Stock offered by this prospectus. The aggregate proceeds to the selling securityholders from the sale of the notes or underlying Class A Common Stock will be the purchase price of the notes or underlying Class A Common Stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject, any proposed purchase of notes or Class A Common Stock to be made directly or through agents.

The notes and the underlying Class A Common Stock may be sold from time to time to purchasers:

•	directly by the selling securityholders and their successors, which includes their transferees, pledgees or donees or their successors;

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying Class A Common Stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the underlying Class A Common Stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any selling securityholder which is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act unless such selling securityholder purchased in the ordinary course of business, and at the time of its purchase of the notes to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes. As a result, any profits on the sale of the notes and the underlying Class A Common Stock by selling securityholders who are deemed to be underwriters and any discounts, commissions or concessions received by any such broker-dealers or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934 (the “Exchange Act”). To our knowledge, none of the selling securityholders who are broker-dealers or affiliates of broker-dealers, other than the initial purchasers, purchased the notes outside of the ordinary course of business or, at the time of the purchase of the notes, had any agreements or understandings, directly or indirectly, with any person to distribute the notes.

The selling securityholders, including their pledgees or donees, may sell the notes and the shares of Class A Common Stock directly to purchasers or through underwriters, broker-dealers or agents. If the notes or the underlying Class A Common Stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and the underlying Class A Common Stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and underlying Class A Common Stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the Class A Common Stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the lending of securities; or

•	through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. In connection with sales of the notes and the shares of Class A Common Stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes and the shares of Class A Common Stock in the course of hedging the positions they assume. The selling securityholders may also sell short the notes and the shares of Class A Common Stock and deliver the notes and the shares of Class A Common Stock to close out short positions, or loan or pledge the notes and the shares of Class A Common Stock to broker-dealers that in turn may sell the securities.

In order to comply with the securities laws of some states, if applicable, the notes and the shares of Class A Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and the shares of Class A Common Stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

At the time a particular offering of the securities is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling securityholders, the aggregate amount and type of securities being offered and the terms of the offering, including, to the extent required (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying Class A Common Stock by the selling securityholders.

Our Class A Common Stock trades on the Nasdaq National Market under the symbol “BKUNA.” We do not intend to apply for listing of the notes on any securities exchange or for quotation through NASDAQ. Accordingly, no assurances can be given as to the development of liquidity or any trading market for the notes. See “Risk Factors-Risks Related to the Notes.

To the extent required, the specific notes or the shares of Class A Common Stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement. We cannot assure you that any selling securityholder will sell any or all of the notes or the underlying Class A Common Stock with this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying Class A Common Stock by other means not described in this prospectus. In addition, any notes or underlying Class A Common Stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The notes and the underlying Class A Common Stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the notes and underlying Class A Common Stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

The selling securityholders and any other person participating in the sale of notes or the underlying Class A Common Stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying Class A Common Stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying Class A Common Stock to engage in market-making activities with respect to the particular notes and the underlying Class A Common Stock being distributed. These restrictions may affect the marketability of the notes and the underlying Class A Common Stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying Class A Common Stock.

Under the registration rights agreement, we and the selling securityholders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying Class A Common Stock to the public other than commissions, fees and discounts of underwriters, broker-dealers and agents.

LEGAL MATTERS

The validity of the notes and Class A Common Stock issuable upon conversion of the notes offered by this prospectus will be passed upon for us by Camner, Lipsitz & Poller, P.A., Coral Gables, Florida.

Alfred R. Camner, our Chairman of the Board and Chief Executive Officer, is the senior managing director and a stockholder of Camner, Lipsitz & Poller, P.A. As of May 17, 2004, directors and employees of Camner, Lipsitz & Poller, P.A. participating in the representation of BankUnited in connection with the preparation of this prospectus beneficially own an aggregate of 200,463 shares of Class A Common Stock, 860,751 shares of Class B Common Stock and 1,086,527 shares of Series B Preferred Stock (including shares that may be acquired by the exercise of options within 60 days, but not including shares received upon the conversion of other classes of stock). See “Risk Factors—There are several business and family relationships among directors that could create conflict of interest.”

EXPERTS

The consolidated financial statements as of September 30, 2003 and 2002 and for the years ended September 30, 2003, 2002 and 2001 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other reports with the SEC. You can read and copy the proxy statements and the reports that we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates.

Our filings with the SEC are also available from its website at http://www.sec.gov. Please call the SEC’s toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the SEC’s public reference rooms. Our Class A Common Stock is listed on the Nasdaq National Market and our reports can also be inspected at the offices of the National Association of Securities Dealers at 1735 K Street, N.W., Washington, DC 20006.

The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

INCORPORATION BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC modifies or replaces this information. All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following previously filed documents:

1.	Our Annual Report on Form 10-K for the year ended September 30, 2003;

2.	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2003;

3.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

4.	Our Current Reports on Form 8-K filed on February 24, 2004.

To receive a free copy of any of the documents incorporated by reference in this offering memorandum (other than exhibits) call or write us at the following address: BankUnited Financial Corporation, Attn: Carlos Fernandez-Guzman, 255 Alhambra Circle, Coral Gables, 33134, (305) 569-2000.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The expenses in connection with the offering of the securities to which this Registration Statement relates which will be borne by the Company, are as set forth below. With the exception of the SEC filing fee, all amounts shown are estimates.

Amount
SEC registration fee	$15,204
Legal fees and expenses	$325,000
Accounting fees and expenses	$160,000
Trustee’s fees and expenses	$12,000
Printing and Engraving expenses	$125,000
Miscellaneous	$5,000

TOTAL	$642,204

Item 15.    Indemnification of Directors and Officers.

Article IX of the Articles of Incorporation of the Company provides that the Company shall indemnify its officers and directors to the fullest extent permitted by law.

The Bylaws of the Company provide that the Company will indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of the Company for any amount for which that person becomes liable under a judgment in such action and reasonable costs and expenses, including attorneys’ fees. Such indemnification may only be made, however, if final judgment on the merits is in his or her favor other than on the merits, if a majority of the Board of Directors of the Company determines that he or she was acting in good faith within the scope of his or her duties and for a purpose he or she could have reasonably believed under the circumstances was in the best interests of the Company.

Section 607.0831 of the Florida Business Corporation Act provides, among other things, that a director is not personally liable for monetary damages to a company or any other person for any statement, vote, decision, or failure to act, by the director, regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and such breach or failure constitutes (a) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director derived an improper personal benefit; (c) a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act (relating to the liability of the directors for improper distributions) are applicable; (d) willful misconduct or a conscious disregard for the best interest of the company in the case of a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a stockholders; or (e) recklessness or an act or omission in bad faith or with malicious purpose of with wanton and willful disregard of human rights, safety or property, in a proceeding by or in the right of someone other than such company or a stockholder.

Section 607.0850 of the Florida Business Corporation Act authorizes, among other things, the Company to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company in such a position for any entity) against liability incurred in connection with such proceedings, if he or she acted in good faith and in a manner reasonably believed to be in the best interests of the Company and, with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.

The Florida Business Corporation Act requires that a director, officer or employee be indemnified for actual and reasonable expenses (including attorneys’ fees) to the extent that he or she has been successful on the merits or otherwise in the defense of any proceeding. Florida law also allows expenses of defending a proceeding to be advanced by a company before the final disposition of the proceedings, provided that the officer, director or employee undertakes to repay such advance if it is ultimately determined that indemnification is not permitted.

The Florida Business Corporation Act states that the indemnification and advancement of expenses provided pursuant to Section 607.0850 is not exclusive and that indemnification may be provided by a company pursuant to other means, including agreements or bylaw provisions. Florida law prohibits indemnification or advancement of expenses, however, if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless he or she had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which such person derived an improper personal benefit; (iii) willful misconduct or conscious disregard for the best interests of the company in the case of a derivative action or a proceeding by or in the right of a stockholder, or (iv) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the Florida Corporation Act (relating to the liability of directors for improper distributions) are applicable.

The Company has purchased director and officer liability insurance that insures directors and officers against liabilities in connection with the performance of their duties.

Item 16.    Exhibits.(1)

The following is a list of Exhibits to this Registration Statement:

4.1	Amendment to BankUnited’s Articles of Incorporation, as amended (Exhibit 4.1 to BankUnited’s Form 10-Q Report for the period ended March 31, 2004, as filed with the Commission on May 12, 2004).

4.2	Statement of Designation of Series 1 Class A Common Stock and Class B Common Stock of BankUnited (included as an appendix to Exhibit 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.3	Statement of Designation of Noncumulative Convertible Preferred Stock, Series A of BankUnited (included as appendix to Exhibit 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.4	Statement of Designation of Noncumulative Convertible Preferred Stock, Series B of BankUnited (included as appendix to Exhibit 3.1 to BankUnited’ Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.5	Statement of Designation of Noncumulative Convertible Preferred Stock, Series C of BankUnited (included as appendix 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.6	Statement of Designation of Noncumulative Convertible Preferred Stock, Series C-II of BankUnited (included as appendix to Exhibits 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.7	Statement of Designation of 8% Noncumulative Convertible Preferred Stock, Series 1993 of BankUnited (included as appendix to Exhibit 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.8	Statement of Designation of 9% Noncumulative Perpetual Preferred Stock of BankUnited (included as an appendix to Exhibit 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.9	Statement of Designation of 8% Noncumulative Convertible Preferred Stock, Series 1996 of BankUnited (included as appendix to Exhibit 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.10	Form of Letter Agreement between BankUnited and the holders of shares of BankUnited’s Noncumulative Convertible Preferred Stock, Series B (Exhibit 4.7 to BankUnited’s Form 10-K Report for the year ended September 30, 1998, as filed with the Commission on December 29, 1998 (the “1998 10-K”).

4.11	Forms of Series 15A-F, Series 18E and Series 10A-f of Subordinated Notes of the Bank (Exhibit 4.3 to BankUnited’s Form S-4 Registration Statement, File No. 33-55232, as filed with the Commission on December 2, 1992).

4.12	Indenture dated November 4, 1998 between the Bank and the Bank of New York to which the Federal Home Loan Bank of Atlanta has joined as a consenting party (the “Indenture”) (Exhibit 4.91 to the 1998 10-K).

4.13	Form of the Bank’s Senior Note (Fixed Rate) issuable pursuant to the Indenture (Exhibit 4.92 to the 1998 10-K).

4.14	Form of the Bank’s Senior Note (Floating Rate) issuable pursuant to the Indenture (Exhibit 4.93 to the 1998 10-K).

4.15	The Letter of Credit Reimbursement Agreement dated November 14, 1998 between the Bank and the Federal Home Loan Bank of Atlanta (Exhibit 4.94 to the 1998 10-K).

4.16	Indenture, dated February 27, 2004, between BankUnited Financial Corporation and U.S. Bank National Association (included as Exhibit 4.2 to BankUnited’s Form 10-Q for the quarter ended March 31, 2004, as filed with the Commission on May 12, 2004.).

4.17	Registration Rights Agreement, dated February 27, 2004, between BankUnited Financial Corporation and the initial purchasers named therein (included as Exhibit 4.3 to BankUnited’s Form 10-Q for the quarter ended March 31, 2004, as filed with the Commission on May 12, 2004.).

4.18	Form of 3.125% Convertible Senior Note due 2034 (included as Exhibit A to the Indenture) (included as Exhibit 4.2 to BankUnited’s Form 10-Q for the quarter ended March 31, 2004, as filed with the Commission on May 12, 2004.).

4.19	Purchase Agreement, dated February 24, 2004, between BankUnited Financial Corporation and the initial purchasers named therein (included as Exhibit 4.5 to BankUnited’s Form 10-Q for the quarter ended March 31, 2004, as filed with the Commission on May 12, 2004.).

5.1	Opinion of Camner, Lipsitz and Poller, P. A. as to validity of the notes and of the Class A Common Stock issuable upon conversion of the notes.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Camner, Lipsitz and Poller, P. A. (Set forth in Exhibit 5.1 to this Registration Statement.)

24.1	Power of attorney (set forth on the signature page in Part II of this Registration Statement).

25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended.

(1)	Exhibits containing a parenthetical reference in their description are incorporated herein by reference from the documents described in the parenthetical reference.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1) to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(A)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) an any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 462(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the “SEC”) by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes:

(a)    that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling persons in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)(1)    For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida on May 20, 2004.

BANKUNITED FINANCIAL CORPORATION

By:	/s/ Alfred R. Camner

Name:	Alfred R. Camner
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint, Alfred R. Camner, Lawrence H. Blum and Ramiro A. Ortiz, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute the Registration Statement on Form S-3 relating to the sale of the notes and the shares of Class A Common Stock of BankUnited Financial Corporation issuable upon conversion of the notes and any and all amendments (including post-effective amendments) to this Registration Statement, or any Registration Statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Act, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Act, this Registration Statement has been signed on May 20, 2004 by the following persons in the capacities indicated.

/s/ Alfred R. Camner Alfred R. Camner	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Lawrence H. Blum Lawrence H. Blum	Vice Chairman of the Board of Directors and Secretary

/s/ Ramiro A. Ortiz Ramiro A. Ortiz	President, Chief Operating Officer and Director

/s/ Allen M. Bernkrant Allen M. Bernkrant	Director

/s/ Neil H. Messinger Neil H. Messinger	Director

/s/ Marc D. Jacobson Marc D. Jacobson	Director

/s/ Hardy C. Katz Hardy C. Katz	Director

/s/ Sharon A. Brown Sharon A. Brown	Director

/s/ Albert E. Smith Albert E. Smith	Director

/s/ Humberto L. Lopez Humberto L. Lopez	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Bernardo M. Argudin Bernardo M. Argudin	Senior Vice President and Corporate Controller (Principal Accounting Officer)

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
EX 5.1	Opinion of Camner, Lipsitz and Poller, P.A.
EX 23.1	Consent of PricewaterhouseCoopers LLP
EX 25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended.